UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DREAMWORKS ANIMATION SKG, INC.

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N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2010

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation” or the “Company”), will be held on May 12, 2010 at 8:00 a.m., local time, at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 for the following purposes:

1.	To elect 10 directors, all of such directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To approve the adoption of the 2010 Employee Stock Purchase Plan.

3.	To ratify the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm for the year ending December 31, 2010.

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of DreamWorks Animation’s common stock at the close of business on March 23, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, Campanile Building, 1000 Flower Street, Glendale, California 91201.

All stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

DreamWorks Animation’s Proxy Statement is attached hereto. Financial and other information concerning DreamWorks Animation is contained in its Annual Report to Stockholders for the year ended December 31, 2009.

By Order of the Board of Directors,

Andrew Chang

General Counsel and Corporate Secretary

Glendale, California

March 23, 2010

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

DREAMWORKS ANIMATION SKG, INC.

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), is providing these proxy materials in connection with the solicitation by its board of directors (the “Board of Directors”) of proxies to be voted at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 12, 2010 at 8:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028. DreamWorks Animation’s headquarters is located at 1000 Flower Street, Glendale, California 91201 and the telephone number at that location is (818) 695-5000.

This Proxy Statement and the enclosed proxy card, together with DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2009, are being mailed to stockholders beginning on or about April 8, 2010. References in this Proxy Statement to the “Company,” “we,” “us” and “our” refer to DreamWorks Animation.

Stockholders are cordially invited to attend DreamWorks Animation’s Annual Meeting. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

DreamWorks Animation will offer a live audio webcast of the Annual Meeting. Stockholders choosing to listen to the audio webcast may do so at the time of the meeting through the link on www.DreamWorksAnimation.com/webcast.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2010

This proxy statement and our 2009 Annual Report to Stockholders are available at www.proxyvoting.com/dwa.

Record Date; Stockholders Entitled to Vote

Only holders of record of DreamWorks Animation’s Class A common stock, par value $0.01 per share (the “Class A Stock”), and Class B common stock, par value $0.01 per share the (“Class B Stock” and, together with the Class A Stock, the “Common Stock”), at the close of business on March 23, 2010 are entitled to notice of and to vote at the Annual Meeting. Each share of Class A Stock entitles the holder to one vote and each share of Class B Stock entitles the holder to 15 votes, in each case with respect to each matter presented to stockholders on which the holders of Common Stock are entitled to vote. The holders of Class A Stock and Class B Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in DreamWorks Animation’s restated certificate of incorporation or required by law, all matters to be voted on by DreamWorks

Animation’s stockholders must be approved by a majority, or in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class.

As of March 23, 2010, there were approximately 75,833,368 shares of Class A Stock and 11,419,461 shares of Class B Stock outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of DreamWorks Animation’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Proxies; Revocation of Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will vote on those matters in their discretion. DreamWorks Animation does not currently anticipate that any other matters will be raised at the Annual Meeting.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by delivering to DreamWorks Animation’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card.

With respect to the election of directors, stockholders may vote in favor of or withhold their votes for each nominee. There is no box to “abstain,” but checking the box on the enclosed proxy/voting instruction card that withholds authority to vote for a nominee is the equivalent of abstaining. With respect to Proposal Number 1, the 10 nominees receiving the greatest number of votes cast for the election of directors by shares of Class A and Class B Stock, voting together as a single class, entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. With respect to any proposal other than the election of directors, stockholders may vote in favor of or against the proposal, or abstain from voting. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted.

Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in “street name” with a broker and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board or approval of the adoption of the 2010 Employee Stock Purchase Plan.

Solicitation of Proxies

The expense of preparing, printing and mailing the Proxy Statement and the proxies solicited hereby will be borne by DreamWorks Animation. DreamWorks Animation may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of DreamWorks Animation’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Proxies and ballots will be received and tabulated by BNY Mellon Shareholder Services, DreamWorks Animation’s inspector of elections for the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Proposals Pursuant to Rule 14a-8.    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2011 Proxy Statement, your proposal must be received by us no later than November 24, 2010, and must otherwise comply with Rule 14a-8. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.    Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2011 annual meeting of stockholders that will not be included in our Proxy Statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 12, 2011, and no later than February 11, 2011. The Company’s management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2011 Annual Meeting of Stockholders if such proposal is not received by the Company within such time period.

Our Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act; and (2) such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish additional information as we may reasonably require in order to determine such person’s eligibility to serve as a director, including appropriate biographical information to permit the Board of Directors to determine whether such nominee meets the qualification and independence standards adopted by the Board of Directors. Any candidates recommended by stockholders for nomination by the Board of Directors will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

Our Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendments); (3) the reasons for conducting such business at the meeting; and (4) any material interest of the stockholder making the proposal in such business.

In addition, our Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item; and (4) a representation whether the stockholder intends to solicit proxies from stockholders in support of such nomination or proposed business item.

You may write to our Secretary at our principal executive offices, 1000 Flower Street, Glendale, California 91201, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Electronic Access

In addition to the website address listed in the section entitled “Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2010,” this Proxy Statement and DreamWorks Animation’s 2009 Annual Report may be viewed online at www.DreamWorksAnimation.com. Stockholders of record may elect to receive future annual reports and Proxy Statements electronically by following the instructions provided in the enclosed proxy if such stockholder is voting by Internet. Such stockholders’ choice will remain in effect until they notify DreamWorks Animation by mail that they wish to resume mail delivery of these documents. Stockholders holding their Common Stock through a bank, broker or another holder of record should refer to the information provided by that entity for instructions on how to elect this option.

PROPOSAL NO. 1

ELECTION OF 10 DIRECTORS

Nominees

DreamWorks Animation’s restated certificate of incorporation currently authorizes a range of three to 15 directors, currently set at 12, to serve on the Board of Directors. At the Annual Meeting, 10 persons will be elected as members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. The Nominating and Governance Committee has nominated, and the Board of Directors has designated, the 10 persons listed below for election at the Annual Meeting. Although the maximum number of directors is currently set at 12, the Board of Directors believes that the current number of 10 directors allows for easier coordination while still allowing the Company to benefit from the various directors’ different expertise and experience. The proxyholders will not be able to vote for a greater number of nominees at the Annual Meeting than 10 nominees.

In the event that any nominee of DreamWorks Animation is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of DreamWorks Animation. Ages are as of March 1, 2010.

Name	Age	Position
Jeffrey Katzenberg	59	Chief Executive Officer and Director
Roger A. Enrico	65	Chairman of the Board of Directors
Lewis Coleman	68	President, Chief Financial Officer and Director
Harry “Skip” Brittenham	68	Director
Thomas E. Freston	64	Director
Judson C. Green	57	Director
Mellody Hobson	41	Director
Michael Montgomery	55	Director
Nathan Myhrvold	50	Director
Richard Sherman	57	Director

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg has served as our Chief Executive Officer and member of our Board of Directors since October 2004. Mr. Katzenberg co-founded and was a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount in January 2006. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home entertainment and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. Mr. Katzenberg serves on the boards of The Motion Picture and Television Fund, The Museum of Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts and The Simon Wiesenthal Center. He is co-chairman of each of the Creative Rights Committee of the Directors Guild of America and the Committee on the Professional Status of Writers of the Writers Guild of America. In addition, his fundraising efforts on behalf of AIDS Project Los Angeles have helped to provide its clients with medical and social services. With over 30 years of experience in the entertainment industry, Mr. Katzenberg brings an unparalleled level of expertise and knowledge of the Company’s core business to the Board. Among the many accomplishments of his lengthy career, he has been responsible for the production of many of the most successful animated films of all time.

Roger A. Enrico—Chairman of the Board.    Mr. Enrico has served as the Chairman of our Board of Directors since October 2004. Mr. Enrico is the former chairman and chief executive officer of PepsiCo, Inc. Mr. Enrico was chief executive officer of PepsiCo, Inc. from April 1996 to April 2001, chairman of PepsiCo, Inc.’s board from November 1996 to April 2001, and vice chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became president and chief executive officer of Pepsi-Cola USA in 1983, president and chief executive officer of PepsiCo Worldwide Beverages in 1986, chairman and chief executive officer of Frito-Lay, Inc. in 1991, and chairman and chief executive officer of PepsiCo Worldwide Foods in 1992. Mr. Enrico was chairman and chief executive officer, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also on the boards of directors of The National Geographic Society, the Environmental Defense Fund and the American Film Institute. Previously, Mr. Enrico served on the boards of directors of Target Corporation (until March 2005), Belo Corporation (until May 2007) and Electronic Data Systems (until April 2007). Mr. Enrico’s knowledge and experience in leading large, complex organization are valuable attributes for his service as a director. In addition, Mr. Enrico has significant expertise in the areas of consumer products and marketing.

Lewis Coleman—President, Chief Financial Officer and Director.    Mr. Coleman has served as our President since December 2005, as Chief Financial Officer since February 2007 and as a member of our Board of Directors since December 2006. He served as Chief Accounting Officer from May 2007 until September 2007. He also previously served as a member of our Board of Directors from October 2004 until his resignation from our Board of Directors in December 2005 to assume his new role as President. Previously, he was the president of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was employed by Banc of America Securities, formerly known as Montgomery Securities, where he was a senior managing director from 1995 to 1998 and chairman from 1998 to 2000. Before he joined Montgomery Securities, Mr. Coleman spent 10 years at the Bank of America and Bank of America Corporation, where he was head of capital markets, head of the world banking group and vice chairman of the board and chief financial officer. He spent the previous 13 years at Wells Fargo Bank, where his positions included head of international banking, chief personnel officer and chairman of the credit policy committee. He serves as the Chairman of the Board of Northrop Grumman Corporation. Previously, Mr. Coleman served on the boards of directors of Regal Entertainment Group (until December 2005) and Chiron Corporation (until April 2006). Mr. Coleman has vast financial and accounting knowledge and experience gained through his position as the chief financial officer of a large financial services company. Mr. Coleman also possesses extensive knowledge regarding corporate governance matters and other items applicable to public companies through his service on the boards of directors of several other public companies.

Harry “Skip” Brittenham—Director.    Mr. Brittenham is a senior partner with the entertainment law firm of Ziffren, Brittenham LLP, which was founded in 1978. Mr. Brittenham currently serves on the board of, or is a trustee of numerous charitable organizations, including Conservation International, KCET, the Environmental Media Association and the Alternative Medical AIDS Foundation. Mr. Brittenham received a B.S. from the United States Air Force Academy and a J.D. from the University of California, Los Angeles. Previously, Mr. Brittenham served on the board of directors of Pixar (until May 2006). Mr. Brittenham possesses unique insight and expertise regarding the entertainment industry gained from his over 30 years of experience representing many of the entertainment industry’s leading talent.

Thomas E. Freston—Director.    Mr. Freston has served as a member of the Board of Directors since September 2007. Since December 2006, Mr. Freston has been a principal with firefly3, a consulting and investment company. Mr. Freston served as the President and Chief Executive Officer of Viacom Inc. from January 1, 2006 until his resignation in September 2006. At Viacom, he oversaw Viacom’s cable network properties (which include MTV, Nickelodeon, BET, Comedy Central and many other networks), Paramount Pictures and Famous Music (publishing). He also served on the Board of Viacom from September 2005 until September 2006. Previously, he was Co-President and Co-Chief Operating Officer of Viacom’s predecessor entity since June 2004. Prior to that, Mr. Freston served as Chairman and Chief Executive Officer of MTV Networks since 1987. Mr. Freston joined MTV Networks in 1980 and was one of the founding members of the team that launched MTV: Music Television. Among other things, he created MTV’s classic “I want my MTV”

ad campaign. Mr. Freston is on the board of the American Museum of Natural History and Emerson College. Previously, Mr. Freston served on the board of directors of Viacom, Inc. (until September 2006). Mr. Freston possesses significant knowledge regarding the entertainment industry as a result of more than 25 years of experience with several media and entertainment companies. His experience includes broad operational responsibilities as the president of a large, diversified media and entertainment business.

Judson C. Green—Director.    Mr. Green joined the board of directors in March 2006. Mr. Green is Vice Chairman of NAVTEQ, a subsidiary of Nokia Corporation and a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. Previously, he served as President and Chief Executive Officer of NAVTEQ from 2008 to 2009 and of NAVTEQ Corporation from 2000 until its acquisition by Nokia Corporation in 2008. Previously, Mr. Green was the President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 until December 1998, and Chairman from December 1998 until April 2000. Prior to his positions at Walt Disney Attractions, he served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991. Mr. Green is also currently a director of Harley-Davidson, Inc. and Hewitt Associates. Mr. Green holds a M.B.A. from the University of Chicago Booth School of Business and a bachelor’s degree in economics from DePauw University. Mr. Green brings extensive business knowledge and financial and accounting experience to the Board from having served as President and Chief Executive Officer of NAVTEQ Corporation and on the boards of directors of several other public companies. Additionally, his previous experience in the entertainment industry, in particular with the operations of theme parks, provides unique insight and expertise to the Board.

Mellody Hobson—Director.    Ms. Hobson has served as a director since October 2004. Ms. Hobson has served as the president of Ariel Investments, LLC, a Chicago-based investment management firm, since 2004. She also has served as president and a director of its sole managing member, Ariel Capital Management Holdings, Inc. since 2000. She is also the president of Ariel Investment Trust, an open-end management investment company, and has served as a trustee since 1993 and as chairman of the board of trustees since 2006. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. She has also served as a director of Estee Lauder and Starbucks since 2004 and 2005, respectively. Previously, Ms. Hobson served on the board of directors of Tellabs, Inc. (until April 2005). In 2002, Esquire Magazine named Ms. Hobson as one of “America’s Best and Brightest” emerging leaders. Ms. Hobson possesses valuable knowledge of corporate governance and similar issues from her service on several public companies’ Boards of Directors. She has also has significant operational and financial expertise as the president of a large investment company.

Michael J. Montgomery—Director.    Mr. Montgomery has served as a director since July 2006. Mr. Montgomery serves as president of Montgomery & Co. and heads up the firm’s media and entertainment practice. Prior to joining the predecessor company to Montgomery & Co. in 1999, Mr. Montgomery was the chief executive officer at Sega GameWorks, a joint venture between Sega, Universal Studios and DreamWorks. Before that, Mr. Montgomery was a senior executive at DreamWorks SKG from 1995 until 1999. Before joining DreamWorks SKG, Mr. Montgomery spent approximately eight years with The Walt Disney Company and its affiliates, where he held a number of senior positions including managing director and chief financial officer of EuroDisney and treasurer of Walt Disney Company. He has previously served on the board of directors of Corus Pharma and Pathogenesis, a public pharmaceutical company that was acquired by Chiron Corporation in 2000. Mr. Montgomery received his M.B.A. from the Amos Tuck School at Dartmouth College, where he also received a B.A. degree as Rufus Choate Scholar with magna cum laude honors. Mr. Montgomery’s qualifications for Board service include his experience overseeing a media and entertainment investment banking business. In that position, among other things, Mr. Montgomery has also gained unique experience and valuable insight regarding the Internet and other emerging media businesses. Mr. Montgomery also has prior operational experience with a large media and entertainment business.

Nathan Myhrvold—Director.    Dr. Myhrvold has served as a director since October 2004. Dr. Myhrvold is the chief executive officer of Intellectual Ventures, an invention investment company based in Bellevue, Washington. Before Intellectual Ventures, Dr. Myhrvold spent 14 years at Microsoft Corporation. At Microsoft, he was a top technical and business strategist for the company and was involved with founding the company’s scalable operating systems efforts which lead to the Windows NT and Windows CE product lines. During his tenure, Dr. Myhrvold held several executive positions, eventually retiring as chief technology officer in May 2000. Before assuming his role as chief technology officer at Microsoft, Dr. Myhrvold was group vice president of applications and content, which comprised a number of company divisions, including desktop applications, consumer software and Microsoft’s online systems. Prior to that, he was senior vice president of Microsoft’s advanced technology division, responsible for advanced product development in areas such as interactive television, advanced graphics and identifying new forms of consumer computing. Before joining Microsoft in 1986, Dr. Myhrvold was founder and president of Dynamical Systems. Prior to that he was a postdoctoral fellow in the department of applied mathematics and theoretical physics at Cambridge University and worked with Professor Stephen Hawking on research in cosmology, quantum field theory in curved space time and quantum theories of gravitation. Dr. Myhrvold holds a doctorate in theoretical and mathematical physics and a master’s degree in mathematical economics from Princeton University. He also has a master’s degree in geophysics and space physics and a bachelor’s degree in mathematics, all from the University of California, Los Angeles. Mr. Myhrvold’s qualifications for Board service include his broad knowledge of intellectual property from his service as the chief executive officer of an invention investment firm. In addition, as the former Chief Technology Officer of Microsoft Corporation, Mr. Myhrvold possesses lengthy experience in all facets of technology.

Richard Sherman—Director.    Mr. Sherman has served as a director since November 2008. Mr. Sherman has served as the Chief Executive Officer of The David Geffen Company (“DGC”), an investment management firm, since 1992. DGC is owned and controlled by David Geffen. From 1977 until 1992, Mr. Sherman was a partner with Breslauer, Jacobson, Rutman and Sherman, which provided business management services. Mr. Sherman was a staff accountant with Peat, Marwick and Mitchell from 1973 until 1977. Mr. Sherman is a certified public accountant. Mr. Sherman serves on the boards of directors of Aviva Family and Children’s Services, the Geffen Playhouse and The David Geffen Foundation. Mr. Sherman also previously served as an adjunct professor of finance with the Graduate School of Architecture and Engineering of the University of Southern California. As a certified public accountant, Mr. Sherman brings a wealth of financial expertise to the Board. He also possesses practical business experience as the current chief executive officer of a diversified investment management firm.

Director Independence

The Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board of Directors must determine that the director has no material relationship with DreamWorks Animation other than as a director. In each case, the Board of Directors broadly considers all relevant facts and circumstances and applies the following standards. In addition, the Board of Directors applies the independence standards set by the NASDAQ, which are included in the standards set forth below.

A director will not be considered “independent” if, within the preceding three years:

•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of DreamWorks Animation; or

•

The director, or an immediate family member of the director, received more than $120,000 per year in direct compensation from DreamWorks Animation, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with DreamWorks Animation); except that compensation received by an immediate family member of the director for services as a non-executive employee of DreamWorks Animation need not be considered in determining independence under this test; or

•

The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of DreamWorks Animation; or

•

The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of DreamWorks Animation’s present executives at the same time serves or served on that company’s compensation committee; or

•

The director is employed by another company (other than a charitable organization), or an immediate family member of the director is a current executive officer of any such company, that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between DreamWorks Animation and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•

Commercial Relationship: If a director of DreamWorks Animation is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, does not exceed the greater of $200,000 or 5% of such other company’s consolidated gross revenues; or

•

Indebtedness Relationship: If a director of DreamWorks Animation is an executive officer of another company that is indebted to DreamWorks Animation, or to which DreamWorks Animation is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the consolidated assets of the company where the director serves as an executive officer; or

•

Equity Relationship: If a director is an executive officer of another company in which DreamWorks Animation owns a common stock interest and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•

Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization and DreamWorks Animation’s contributions to the organization in any single fiscal year are less than the greater of $200,000 or 5% of that organization’s gross revenues.

For relationships not covered above as to which the Board of Directors believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, is made by the directors who satisfy the independence tests set forth above.

For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board of Directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

The Board of Directors has determined that each of Harry Brittenham, Thomas Freston, Judson C. Green, Mellody Hobson, Michael Montgomery and Nathan Myhrvold is an independent director. Each of these directors meets the independence requirements adopted by the Board of Directors as set forth above and has no other material relationships with DreamWorks Animation that the Board of Directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities. In addition, the Board of Directors previously determined that Karl M. von der Heyden, who resigned from the Board of June 2009, was an independent director.

In making its determination that Ms. Hobson is an independent director, the Board of Directors noted that the investment management firm of which Ms. Hobson is the president and director is deemed to be the beneficial owner (as of December 31, 2009) of approximately 6% of the outstanding securities of Hewitt Associates, which served as the Compensation Committee’s independent compensation consultant until February 2010. However, given that Ms. Hobson has no involvement in the investment decisions made by her firm and that the Company’s payments to such compensation consultant during 2009 represented a small amount of such consultant’s overall revenues, the Board of Directors also concluded that this relationship does not affect her status as an independent director.

In making its determination that Mr. Green is an independent director, the Board of Directors noted that Mr. Green is a director of Hewitt Associates. However, given that the Company’s payments to Hewitt during 2009 represented a small amount of Hewitt’s overall revenues, the Board of Directors concluded that this relationship does not affect his status as an independent director. The Board of Directors also noted that, by virtue of the acquisition of NAVTEQ by Nokia Corporation in 2008, Mr. Green has become an employee of Nokia Corporation. In 2008, Nokia also acquired another company with which DreamWorks Animation has had various business dealings. During 2009, the Company paid a total of $480,670 to this subsidiary of Nokia for a software license and various consulting services. However, given that Mr. Green is not an officer or director of Nokia and had no involvement in the Company’s relationship with Nokia’s subsidiary, the Board of Directors concluded that this relationship does not affect his status as an independent director.

Because Jeffrey Katzenberg and David Geffen, acting together, control approximately 70% of the total voting power of DreamWorks Animation’s outstanding Common Stock, DreamWorks Animation is able to take advantage of, and does take advantage of, the “controlled company” exemption to the NASDAQ’s director independence requirements with respect to its Nominating and Governance Committee. See “—Meetings and Committees—Nominating and Governance Committee” for a further discussion.

Meetings and Committees

During 2009, the Board of Directors held a total of 10 meetings (including regularly scheduled and special meetings). DreamWorks Animation’s Bylaws provide that, unless otherwise determined by the Board of Directors, no director is eligible for re-election unless he or she has attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member that are held during such directors then-current term. Based upon attendance as of the date of this Proxy Statement, the Company currently expects that every incumbent director will have attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member during the term that began on June 10, 2009. During the calendar year 2009, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors has approved a charter for each of these committees. Copies of the charters for each committee and DreamWorks Animation’s Corporate Governance Guidelines and Director Independence Standards can be found on DreamWorks Animation’s website at http:/www.DreamWorksAnimation.com. These materials are also available in print to any stockholder upon request.

DreamWorks Animation’s Corporate Governance Guidelines provide that independent directors must regularly meet without the Chairman of the Board and the Chief Executive Officer and may select a director to facilitate the meeting. The chairs of the Audit and Compensation Committees may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority.

DreamWorks Animation invites, but does not require, its directors to attend the Annual Meeting. In 2009, three directors attended the Annual Meeting.

Audit Committee

Number of Members:	3

Members:	Judson Green, Chairman Harry “Skip” Brittenham Michael Montgomery

Number of Meetings in 2009:	4

Functions:

The Audit Committee is responsible for, among other things:

•   overseeing management’s maintenance of the reliability and integrity of DreamWorks Animation’s accounting policies and financial reporting and disclosure practices;

•   overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•   overseeing management’s establishment and maintenance of processes to assure DreamWorks Animation’s compliance with all applicable laws, regulations and corporate policy;

•   reviewing DreamWorks Animation’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•   reviewing the performance and qualifications of DreamWorks Animation’s independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of its independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The Board of Directors has determined that each of Mr. Green, Mr. Brittenham and Mr. Montgomery qualifies as an audit committee financial expert, as such term is defined by the SEC in Item 401 of Regulation S-K. Each of these directors has extensive financial and accounting expertise and currently serves, or has previously served, on the board of directors (and, in the case of Mr. Green and Mr. Montgomery, the audit committee) of one or more public companies. The Board of Directors has determined that such simultaneous service would not impair such director’s ability to effectively serve on DreamWorks Animation’s Audit Committee. As mentioned above, the Company has also determined that each of the Audit Committee members is independent under the Company’s Director Independence Standards and under the independence standards set by the NASDAQ. For a further description of the experience and qualifications of our Audit Committee members, see “—Nominees.”

Compensation Committee

Number of Members:	3

Members:	Mellody Hobson, Chair Thomas Freston Nathan Myhrvold

Number of Meetings in 2009:	4

Functions:

The Compensation Committee is responsible for, among other things:

•   reviewing and approving the compensation of our executive officers;

•   reviewing key employee compensation policies, plans and programs;

•   monitoring performance and compensation of DreamWorks Animation’s employee-directors, officers and other key employees;

•   preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•   functioning as a committee of the Board of Directors that administers DreamWorks Animation’s incentive compensation programs.

In the section entitled “Compensation Discussion and Analysis,” we provide an additional discussion of the Compensation Committee’s role and responsibilities.

Nominating and Governance Committee

Number of Members	2

Members:	Jeffrey Katzenberg, Chairman Mellody Hobson

Number of Meetings in 2009:	1

Functions:

The Nominating and Governance Committee is responsible for, among other things:

•   recommending persons to be selected by the Board of Directors as nominees for election as directors and Chief Executive Officer;

•   assessing the performance of the Board of Directors and the performance of the members of the Board of Directors;

•   recommending director compensation and benefits policies; and

•   considering and recommending to the Board of Directors other actions relating to corporate governance.

DreamWorks Animation’s amended and restated certificate of incorporation provides that until the earlier of the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” and the date that no shares of Class B Stock remain outstanding, the Nominating and Governance Committee will be composed solely of Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee), David Geffen (or his designee) and a director duly appointed by the Board of Directors.

Because Jeffrey Katzenberg and David Geffen, acting together, currently control approximately 70% of the total voting power of DreamWorks Animation’s Common Stock, DreamWorks Animation relies on the “controlled company” exemption to the NASDAQ rule requiring that director nominees be selected, or recommended for the Board of Directors’ selection, by the independent directors.

Executive Committee

DreamWorks Animation does not currently have an executive committee. In the event DreamWorks Animation forms an executive committee, Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, his designee) and David Geffen (or his designee) will be included on the executive committee for so long as the committee exists and such person is entitled to remain on the Board of Directors in accordance with the Vulcan Stockholder Agreement described in “Certain Relationships and Related Party Transactions—Vulcan Stockholder Agreement.”

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has the authority to decide whether the offices of the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) shall be held by the same or different persons. The Board currently believes that separate individuals should hold the positions of Chairman and CEO, which has been the case since our IPO in October 2004.

We believe the current structure described above provides strong leadership for our Board (especially given Mr. Enrico’s extensive corporate board experience), while also positioning our CEO as the leader of the Company for our employees, business partners and investors and the media. We believe that our current structure, which includes a nonexecutive Chairman, helps ensure independent oversight over the Company. Our current structure also allows the CEO to focus his energies on management of the Company.

Our Board currently has seven independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. Our Audit and Compensation Committees are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Pursuant to our bylaws and our Corporate Governance Guidelines, our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between directors and management and other matters that may be relevant to our leadership structure.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide operational reports, which include risks relating to the Company’s core theatrical film and home entertainment business as well as the Company’s new business ventures. The Company’s Chief Financial Officer and Treasurer provide regular reports on the Company’s various investments, including its liquid assets, and an analysis of prospective capital sources and uses. The Company’s President and Head of Human Resources also provide periodic reports regarding, and lead the full Board in a discussion of, succession-planning issues. At each regularly scheduled Board meeting, the full Board also receives reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function), the performance of the Company’s independent auditor and the operation of the Company’s ethics program. The Company’s General Counsel provides privileged reports to the Audit Committee, which reports include information regarding the status of the Company’s litigation and related matters. Under the direction of the Company’s Head of Internal Audit, the Company conducts an annual risk assessment regarding the primary risks facing the Company and the Company’s associated risk-mitigation measures. Following completion of this assessment, the Head of Internal Audit presents a report to the Audit Committee. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Companywide incentive programs and hiring and retention.

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Governance Committee has a policy regarding consideration of director candidates, including director candidates recommended by stockholders. The Nominating and Governance Committee’s assessment of potential candidates for election to the Board of Directors includes, but is not limited to, consideration of (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The Nominating and Governance Committee assesses the Board of Directors’ current and anticipated strengths and needs based upon the Board of Directors’ then-current profile and DreamWorks Animation’s current and future needs and screens the slate of candidates to identify the individuals who best fit the criteria listed above and the Board of Directors’ needs. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Nominating and Governance Committee seeks inclusion and diversity within the Board of Directors. Consistent with these principles, both the Nominating and Governance Committee and the full Board look for director nominees with diverse and distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities.

Stockholder nominations of candidates for election to the Board of Directors must be made in accordance with the procedures outlined in, and include the information required by, DreamWorks Animation’s Bylaws and must be addressed to: Corporate Secretary, DreamWorks Animation SKG, Inc., Campanile Building, 1000 Flower Street, Glendale, California 91201. Stockholders can obtain a copy of DreamWorks Animation’s Bylaws by writing to the Corporate Secretary at this address. See “Procedural Matters—Deadline for Receipt of Stockholder Proposals—Proposals and Nominations Pursuant to Our Bylaws.”

Communications with the Board of Directors

DreamWorks Animation does not have formal procedures for communications with the Board of Directors by stockholders or any other interested parties. Any matter intended for the Board of Directors, any committees of the Board of Directors, the non-employee directors as a group or any individual member or members of the Board of Directors should be directed to DreamWorks Animation’s Corporate Secretary, with a request to forward the same to the intended recipient. In general, all communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the sender’s instructions. However, the Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Code of Business Conduct and Ethics

DreamWorks Animation has adopted a Code of Business Conduct and Ethics applicable to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as persons performing similar functions. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K and is also available at http://www.DreamWorksAnimation.com. A copy of the Code of Business Conduct and Ethics is also available in print to any stockholder upon request. Any amendments to and waivers from any provision of the Company’s Code of Business Conduct and Ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relating to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K will be posted on the Company’s website.

Director Compensation

The compensation of the Board of Directors is subject to the approval of the Compensation Committee. Directors who are employees of DreamWorks Animation receive no compensation for service as members of either the Board of Directors or board committees. Other than Mr. Enrico, directors who are not employees of DreamWorks Animation receive approximately $200,000 ($225,000 in the case of the chairpersons of the Audit and Compensation Committees) worth of equity awards annually. In recognition of his greater duties as Chairman of the Board, Mr. Enrico receives an annual equity grant having a grant-date fair value of $400,000. All annual equity awards are paid 100% in the form of restricted stock units. The restricted stock units are fully vested at the time of grant and will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors. Directors do not receive annual cash retainers or meeting fees.

In accordance with the Company’s outside director compensation policy, the Company currently anticipates that all of its outside directors will receive annual equity grants on the date of the Annual Meeting. We currently expect that any future directors elected other than at an Annual Meeting of Stockholders will receive a pro-rated grant upon joining the Board and will thereafter receive annual grants on the same schedule as other directors.

The table below details the compensation of our directors during 2009.

2009 Director Compensation(1)

Name	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Roger Enrico(3)	$399,986	$—	$399,986
Mellody Hobson(4)	$224,985	$—	$224,985
Judson C. Green(5)	$199,993	$—	$199,993
Nathan Myhrvold(6)	$199,993	$—	$199,993
Karl M. von der Heyden(7)	$—	$—	$—
Michael Montgomery(8)	$199,993	$—	$199,993
Thomas Freston(9)	$199,993	$—	$199,993
Harry M. (“Skip”) Brittenham(10)	$199,993	$—	$199,993
Richard Sherman(11)	$299,989	$—	$299,989

(1)

Compensation information for those members of the Company’s Board of Directors who are also considered named executive officers of DreamWorks Animation is disclosed in the section “Executive Compensation Information—Summary Compensation Table.”

(2)

The amounts reflected in each respective column represent the aggregate grant date fair value of the award made during the year ended December 31, 2009 as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (ASC 718). For a further discussion of the assumptions used in the calculation of the 2009 grant date fair value (for all applicable grants of equity awards) pursuant to ASC 718, please see “Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 13 Stockholders’ Equity—Employee Benefits Plan” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)

Represents the grant date fair value of the award made to Mr. Enrico on June 10, 2009. As of December 31, 2009, Mr. Enrico had 21,201 restricted stock units that are deliverable to him only upon his departure from the Board of Directors.

(4)

Represents the grant date fair value of the award made to Ms. Hobson on June 10, 2009. As of December 31, 2009, Ms Hobson had 17,304 restricted stock units that are deliverable to her only upon her departure from the Board of Directors.

(5)

Represents the grant date fair value of the award made to Mr. Green on June 10, 2009. As of December 31, 2009, Mr. Green had 26,384 restricted stock units that are deliverable to him only upon his departure from the Board of Directors.

(6)

Represents the grant date fair value of the award made to Mr. Myhrvold on June 10, 2009. In addition, as of December 31, 2009, Mr. Myhrvold had 15,381 restricted stock units that are deliverable to him only upon his departure from the Board of Directors.

(7)

On June 10, 2009, Mr. von der Heyden ceased to be a member of the Company’s Board of Directors as he voluntarily did not stand for re-election at the Company’s 2009 Annual Meeting of Stockholders held June 10, 2009. No equity awards were forfeited upon Mr. von der Heyden’s departure.

(8)

Represents the grant date fair value of the award made to Mr. Montgomery on June 10, 2009. As of December 31, 2009, Mr. Montgomery had 23,210 restricted stock units that are deliverable to him only upon his departure from the Board of Directors.

(9)

Represents the grant date fair value of the award made to Mr. Freston on June 10, 2009. As of December 31, 2009, Mr. Freston had 15,381 restricted stock units that are deliverable to him only upon his departure from the Board of Directors.

(10)	Represents the grant date fair value of the award made to Mr. Brittenham on June 10, 2009.
(11)

Mr. Sherman joined the Board of Directors as a new director on November 13, 2008. Mr. Sherman received an annual director grant with a grant-date fair value of approximately $300,000 on June 10, 2009, which included the value of a pro-rated annual award for his service prior to June 10, 2009. As of December 31, 2009, Mr. Sherman had 10,563 restricted stock units that are deliverable to him only upon his departure from the Board of Directors.

Pursuant to its policies, the Company reimburses its directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses. The Company’s outside director travel policy, among other things, authorizes the Company to enter into an aircraft timesharing agreement in instances where a director uses a private aircraft to attend Board meetings and other Company functions. The Company has entered into an aircraft timesharing agreement with an entity controlled by Nathan Myhrvold, one of the

Company’s independent directors. During 2009, the Company incurred a total of approximately $10,881 under this agreement in connection with Mr. Myhrvold’s attendance at Board meetings.

Agreements with Roger Enrico

At the time of the Company’s IPO in October 2004, we entered into a multi-year employment agreement with Roger Enrico, the Company’s Chairman. This employment agreement provided for an annual base salary of $1 in return for which he was granted certain performance-based equity compensation awards. Under Mr. Enrico’s employment agreement, in addition to the customary duties of the Chairman, he also agreed to perform certain additional functions, such as corporate strategic planning, marketing strategy and management of promotional partnerships, not typically associated with the role of the Chairman of the Board. In July 2008, the Company and Mr. Enrico jointly agreed that he would relinquish his employee duties, although he would remain as the non-executive Chairman of the Board. In connection with Mr. Enrico’s transition to non-executive Chairman status, his employment agreement was terminated. In addition, Mr. Enrico and the Company entered into a letter agreement covering, among other things, the treatment of his then-outstanding equity awards. Among other things, given that a portion of Mr. Enrico’s prior awards reflected compensation for his services as an employee, the Compensation Committee believed it would not be equitable if his transition to non-executive Chairman status caused him to forfeit previously granted awards related to his employee status. The letter agreement generally provides that any then-unvested equity awards will continue to vest in accordance with their terms provided that Mr. Enrico remains a director until October 23, 2009 (the original expiration date of his employment agreement). Because Mr. Enrico remained a director through October 23, 2009, these awards automatically vested as of that date and, with respect to SARs, will remain exercisable for the remainder of the term of the grant.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2009, the Compensation Committee was composed, at various times, of Ms. Hobson, Mr. Brittenham, Mr. Freston, Mr. Myhrvold and Mr. von der Heyden. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K adopted by the SEC.

Required Vote

The 10 nominees receiving the highest number of affirmative votes cast at the Annual Meeting by holders of Class A and Class B Stock entitled to vote on the election of directors, voting together as a single class, shall be elected as directors.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

ADOPTION OF THE 2010 EMPLOYEE STOCK PURCHASE PLAN

General

Our stockholders are being asked to approve the adoption of our new 2010 Employee Stock Purchase Plan (the “Purchase Plan”), under which 800,000 shares of our Class A Stock will be reserved for issuance. The Purchase Plan was adopted by our Board of Directors on March 22, 2010, subject to the approval of our stockholders at the Annual Meeting.

The Purchase Plan is designed to allow our eligible employees and those of our participating parent or subsidiary companies (whether now existing or subsequently established) to purchase shares of our Class A Stock at designated intervals through their accumulated payroll deductions or other permissible contributions under the Purchase Plan.

The following is a summary of the principal features of the new Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. The actual plan document is attached as Exhibit A to this Proxy Statement.

Administration

The Purchase Plan will be administered by the Compensation Committee. As plan administrator, such committee will have full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

Securities Subject to the Purchase Plan

The number of shares of our Class A Stock reserved for issuance under the Purchase Plan will be limited to 800,000 shares. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of our Class A Stock or from shares of such common stock repurchased by us, including shares repurchased on the open market.

Should any change be made to our outstanding Class A Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Class A Stock as a class without our receipt of consideration or should the value of the outstanding shares of our Class A Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments will be made by the plan administrator to (i) the maximum number and/or class of securities issuable under the Purchase Plan, (ii) the maximum number and/or class of securities purchasable per participant during any offering period and on any one purchase date during that offering period, (iii) the maximum number and/or class of securities purchasable in total by all participants on any one purchase date and (iv) the number and/or class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate and such adjustments shall be final, binding and conclusive.

Offering Periods and Purchase Rights

Shares of our Class A Stock will be offered for purchase under the Purchase Plan through a series of successive offering periods. Each offering period will be of the duration (not to exceed twenty-four (24) months) specified by the plan administrator prior to the start of that offering period. Unless otherwise specified by the plan administrator prior to the start of the applicable offering period, offering periods will commence on the first business day of May and the first business day of November each year.

The terms and conditions of each offering period may vary, and two or more offerings periods may run concurrently under the Purchase Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by us or under such other circumstances as the plan administrator deems appropriate. However, the participants in each separate offering period will have equal rights and privileges under that offering in accordance with the requirements of the federal tax laws and regulations applicable to employee stock purchase plans.

Each offering period will be comprised of one or more successive purchase intervals, as determined by the plan administrator prior to the start of the applicable offering period. Purchase intervals will run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April in the following year, unless the plan administrator designates different purchase intervals for a particular offering period prior to the start of that offering period.

The initial offering period under the Purchase Plan will commence on a date to be determined by the plan administrator following approval of the Purchase Plan at the Annual Meeting.

Should the fair market value per share of our Class A Stock on any purchase date within an offering period with one or more remaining purchase intervals be less than the fair market value per share of our common stock on the start date of that offering period, then the individuals participating in that offering period will, immediately after the purchase of our Class A Stock on their behalf on such purchase date, be transferred from that offering period and automatically enrolled in the new offering period commencing on the next business day following such purchase date, provided the fair market value per share on the start date of that new offering period is lower than the fair market value per share of our Class A Stock on the start date of the offering period in which they were currently enrolled.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week for more than five months per calendar year in the employ of any participating parent or subsidiary corporation (whether any such corporation is now in existence or is subsequently established at any time during the term of the Purchase Plan) will be eligible to participate in any offering period implemented under the Purchase Plan. However, for one or more offering periods, the plan administrator may waive either or both of the 20-hour or five-month service requirements. Individuals who are otherwise eligible employees for a particular offering period but who are at the time subject to a collective bargaining agreement with a participating company will also be eligible to participate in the Purchase Plan to the extent the collective bargaining unit of which they are members allows such participation.

The plan administrator may also exclude from one or more offering periods our executive officers who are subject to the reporting and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, provided they also qualify as highly compensated individuals under Section 414(q) of the Internal Revenue Code.

To participate in a particular offering period, an eligible employee must complete and file the requisite enrollment forms on or before the start date of that offering period.

As of March 23, 2010, approximately 1,200 employees, including 9 executive officers, would have been eligible to participate in the Purchase Plan had such plan been in effect at that time. Additionally, as of that date, approximately 775 employees subject to collective bargaining agreements would have been eligible to participate to the extent the collective bargaining units of which they are members allowed such participation.

Payroll Deductions and Stock Purchases

For each offering period, the plan administrator may allow contributions to the Purchase Plan to be effected in the form of periodic payroll deductions or one or more other permissible forms specified by the plan administrator prior to the start date of the applicable offering period. However, all contributions, whether in the form of payroll deductions or other mode, must be based solely on either the participant’s base salary or the participant’s cash earnings for the offering period, with the applicable contribution base to be set by the plan administrator prior to the start of the applicable offering period. For any participant who is compensated on an hourly basis, the contribution base will be the hourly compensation paid to that individual on each pay day within the offering period.

In addition, the participant’s contributions may not exceed fifteen percent (15%) of the applicable contribution base (base salary, cash earnings or hourly compensation) unless the plan administrator authorizes a different maximum percentage prior to the start date of the applicable offering period. For purposes of the Purchase Plan, cash earnings will include not only the participant’s base salary but also any overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments. Hourly compensation for a participant paid on an hourly basis will be determined by multiplying the basic hourly rate of compensation in effect for that individual by the number of straight-time hours worked or otherwise credited to him or her during the payroll period ending on each pay day within the offering period and may also include, for one or more offering periods, overtime payments, shift differentials, bonuses and other incentive-type payments. Base salary, cash earnings and hourly compensation will each be calculated without taking into account any income or employment tax withholdings or any pre-tax contributions made by the participant to the Company’s section 401(k) savings plan or cafeteria benefit plan.

The accumulated contributions will automatically be applied to the acquisition of our Class A Stock at one or more designated purchase dates within the offering period. Unless the plan administrator determines otherwise prior to the start of the applicable offering period, purchase dates will occur on the last business day in April and October each year, and on such purchase date, each participant’s payroll deductions or other permitted form of contribution accumulated for the purchase interval ending on that purchase date will automatically be applied to the purchase of whole shares of our Class A Stock at the purchase price in effect for the participant for that purchase date.

Purchase Price

The purchase price of the Class A Stock acquired on each purchase date will be fixed by the plan administrator prior to the start of each offering period and will not be less than 85% of the lower of (i) the fair market value per share of our Class A Stock on the start date of the offering period or (ii) the fair market value on the purchase date.

The fair market value per share of our Class A Stock on any particular date under the Purchase Plan will be deemed to be equal to the closing price per share on such date on the national stock exchange serving as the primary market for our Class A Stock at that time. On March 23, 2010, the fair market value of our Class A Stock determined on such basis was $42.41 per share, the closing price per share on that date on the Nasdaq Global Select Market.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire our Class A Stock, including the following limitations:

•

Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of our Class A Stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our outstanding stock or the outstanding stock of any of our affiliates.

•	No participant may purchase more than 500 shares of Class A Stock on any one purchase date or more than 2,000 shares during an offering period with a maximum twenty-four (24)-month duration.

•	The maximum number of shares of Class A Stock purchasable in total by all participants on any one purchase date will be limited to 250,000 shares.

The plan administrator will have the discretionary authority to increase or decrease the per participant and total participant purchase limitations as of the start date of any new offering period under the Purchase Plan, with the new limits to be in effect for that offering period and each subsequent offering period. As indicated above, the applicable limitations will be adjusted for any stock split, stock dividend, stock reclassification or similar transaction affecting the number of shares of our outstanding Class A Stock without our receipt of consideration.

Termination of Purchase Rights

The participant may withdraw from the Purchase Plan at any time up to the next scheduled purchase date, and his or her accumulated payroll deductions or other permitted contributions for the purchase interval in which that purchase date occurs will, at the participant’s election, either be applied to the purchase of shares on the next scheduled purchase date or be refunded immediately.

The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions or other permitted contributions which the participant may have made for the purchase interval in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Class A Stock.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

Should we be acquired by merger, or should there occur a sale of substantially all of our assets or of securities possessing 40% or more of the total combined voting power of our outstanding securities, or should there occur certain changes in the majority of our board of directors, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such transaction or change in board membership. The purchase price will not be less than 85% of the lower of (i) the fair market value per share of our Class A Stock on the start date of the offering period in which such transaction or change in board membership occurs or (ii) the fair market value per share of our Class A Stock immediately prior to such transaction or change. The actual percentage purchase price will be equal to the percentage purchase price previously set by the plan administrator for the offering period in which the transaction or change in board membership occurs.

The limitation on the maximum number of shares purchasable by each participant (but not the limitation on all participants in the aggregate) on any one purchase date will be applicable to any purchase date attributable to such transaction or change in board membership.

Share Pro-Ration

Should the total number of shares of Class A Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions or other permitted contributions of each participant, to the extent in excess of the aggregate purchase price payable for the Class A Stock pro-rated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earliest to occur of (i) the last business day in October 2020, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a change in control or ownership.

Our Board of Directors may alter or amend the Purchase Plan at any time to become effective as of the start date of the next offering period thereafter. In addition, the Board of Directors may suspend or terminate the Purchase Plan at any time to become effective immediately following the close of any subsequent purchase interval.

In no event may our Board of Directors effect any of the following amendments or revisions to the Purchase Plan without the approval of the stockholders: (i) increase the number of shares of our common stock issuable under the Purchase Plan, except for permissible adjustments in the event of certain changes in our capitalization or (ii) modify the eligibility requirements for participation in the Purchase Plan.

New Plan Benefits

No purchase rights will be granted under the Purchase Plan unless the Purchase Plan is approved by the stockholders at the 2010 Annual Meeting.

Federal Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at that time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired.

Accounting Treatment

The grant-date fair value of each purchase right granted will be charged as a direct compensation expense to our reported earnings over the offering period to which that purchase right pertains. The grant-date fair value of each such purchase right will be determined in accordance with an appropriate Black-Scholes option valuation formula that satisfies the standards of FASB Accounting Standards Codification Topic 718.

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, is required for the adoption of the Purchase Plan.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the adoption of the 2010 Employee Stock Purchase Plan.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the adoption of the 2010 Employee Stock Purchase Plan.

PROPOSAL NO. 3

RATIFICATION AND APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of DreamWorks Animation for the year ending December 31, 2010. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Required Vote

The Audit Committee has conditioned its appointment of DreamWorks Animation’s independent registered public accounting firm upon the receipt of a majority of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

The Company has entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. In the Company’s engagement letter with Ernst & Young LLP, the Company and Ernst & Young LLP have each agreed to alternative dispute resolution procedures.

The following is a summary of the fees and expenses billed to DreamWorks Animation by Ernst & Young LLP for the years ended December 31, 2008 and 2009.

	2008	2009
Audit Fees	$1,986,000	$1,870,000
Audit-Related Fees	41,500	41,500
Tax Fees	13,635	22,488
All Other Fees	2,500	2,500

Total	$2,043,635	$1,936,488

Audit Fees

Audit fees in 2008 and 2009 consisted of fees and expenses billed for professional services rendered for the audit of DreamWorks Animation’s annual consolidated financial statements for the years ended December 31, 2008 and 2009 and the effectiveness of its internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 and review of the interim consolidated financial statements included in quarterly reports. In addition, audit fees for 2009 included fees and expenses billed for professional services rendered for the audit of the Company’s Indian subsidiary.

Audit fees in 2008 and 2009 also consisted of fees billed for services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees and expenses billed for assurance and related services that are reasonably related to the performance of the audit or review of DreamWorks Animation’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation.

Tax Fees

Tax fees consist of fees and expenses billed for professional services for tax compliance and tax advice (primarily Federal and state income tax returns).

All Other Fees

In 2008 and 2009, other fees represent fees paid for the use of an on-line accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the IPO in October 2004, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of such engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of DreamWorks Animation’s Common Stock as of February 28, 2010 with respect to:

•	each of DreamWorks Animation’s directors;

•	each of the named executive officers listed in the Summary Compensation Table;

•	DreamWorks Animation’s directors and executive officers as a group; and

•	persons owning more than 5% of a class of Common Stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 75,710,999 shares of Class A Stock and 11,419,461 shares of Class B Stock outstanding. The Class A Stock outstanding includes 316,027 shares of unvested restricted stock, which are subject to time-based vesting conditions. Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

Unless otherwise indicated, the address for each of DreamWorks Animation’s directors and named executive officers and each beneficial owner of more than 5% of a class of Common Stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201.

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned		% of Total Voting Power(3)
Directors
Jeffrey Katzenberg(1)(4)	Class A	1,102,767	14.4	%(2)	69.8%
	Class B	11,419,461	100.0%		69.3%
Lewis W. Coleman(5)	Class A	498,478	*		*
Harry Brittenham	Class A	—	*		*
Roger A. Enrico(6)	Class A	521,702	*		*
Thomas Freston(7)	Class A	3,622	*		*
Judson Green(7)	Class A	7,764	*		*
Mellody N. Hobson(8)	Class A	35,680	*		*
Michael Montgomery(7)	Class A	7,415	*		*
Nathan Myhrvold(9)	Class A	34,872	*		*
Richard Sherman	Class A	100	*		*

Named executive officers who are not directors
John Batter(10)	Class A	34,759	*		*
Bill Damaschke(11)	Class A	337,532	*		*
Anne Globe(12)	Class A	230,929	*		*

Directors and executive officers as a group (17 persons)(19)	Class A	3,710,338	17.4	%(2)	70.9%
	Class B	11,419,461	100.0%		69.3%

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned		% of Total Voting Power(3)
Persons owning more than 5% of a class of our equity securities
David Geffen(1)(13)	Class A	1,102,767	14.4	%(2)	69.8%
	Class B	11,419,461	100.0%		69.3%
Wellington Management Company, LLP(14)	Class A	9,291,699	12.3%		3.8%
75 State Street Boston, Massachusetts 02109
FMR LLC(15)	Class A	6,111,467	8.1%		2.5%
82 Devonshire Street Boston, Massachusetts 02109
The Growth Fund of America, Inc. and
Capital Research Global Investors(16)	Class A	3,900,000	5.2%		1.6%
333 South Hope Street Los Angeles, California 90071
BlackRock Inc.(17)	Class A	4,863,409	6.4%		2.0%
40 East 52nd Street New York, New York 10022
Steven Spielberg(18)	Class A	5,400,000	8.1%		2.2%

*	Less than 1%

(1)	Certain of DreamWorks Animation’s stockholders may be deemed to be members of a “group,” as that term is defined in Section 13(d)(3) of the Exchange Act. This group, which we refer to as the “Class B Group,” consists of the following individuals and entities party to a stockholder agreement (the “Class B Stockholder Agreement”) dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him and David Geffen and entities controlled by him.

(2)	For purposes of this column, the percentage shown for any person or entity with respect to Class A Stock assumes the conversion of any Class B Stock beneficially owned by such person or entity into Class A Stock on a one-for-one basis.

(3)	For purposes of this column, the percentage shown for any person or entity (i) with respect to Class A Stock, includes the effect of the super-voting rights of any Class B Stock beneficially owned by such person or entity and (ii) with respect to Class B Stock, excludes the voting rights of any Class A Stock beneficially owned by such person or entity.

(4)	Shares beneficially owned by Mr. Katzenberg include:

•	679,553 shares of Class A Stock;

•	Vested options to purchase 423,214 shares of Class A stock;

•	7,838,731 shares of Class B Stock owned by entities controlled by Mr. Katzenberg; and

•	3,596,730 shares of Class A Stock and Class B Stock owned by other members of the Class B Group.

Mr. Katzenberg and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by or allocated to all other members of the Class B Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(5)	Includes vested options to purchase 13,393 shares of Class A Stock and 319,867 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(6)	Includes vested options to purchase 89,286 shares of Class A Stock and 212,839 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(7)	Represents vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(8)	Includes vested options to purchase 13,393 shares of Class A Stock and 4,075 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(9)	Includes vested options to purchase 13,393 shares of Class A Stock and 3,622 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(10)	Includes 10,083 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(11)	Includes vested options to purchase 110,137 shares of Class A Stock and 96,333 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(12)	Includes vested options to purchase 41,633 shares of Class A Stock and 162,789 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(13)	As reported in a Schedule 13G report filed with the SEC prepared as of December 31, 2009, shares beneficially owned by Mr. Geffen include:

•	3,580,730 shares of Class B Stock owned by an entity controlled by Mr. Geffen; and

•	8,941,498 shares of Class A Stock, options to purchase Class A stock and Class B Stock owned by other members of the Class B Group.

Mr. Geffen and entities controlled by him expressly disclaim beneficial ownership of all shares of our Common Stock owned by all other parties to the Class B Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Geffen and entities controlled by him is c/o DG-DW, L.P., 12011 San Vicente Boulevard, Suite 606, Los Angeles, CA 90049-4926.

(14)	Based on a Schedule 13G report filed with the SEC prepared as of December 31, 2009. Wellington Management Company, LLP (“Wellington”), an investment adviser, reported that it may be deemed to beneficially own the shares shown that are held of record by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Wellington had shared dispositive power as to all shares and shared voting power as to 7,262,523 shares.

(15)	Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 2009. Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR LLC, is deemed to be the beneficial owner of 5,764,028 of such shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Each of Edward C. Johnson 3d, FMR LLC and the investment companies has sole power to dispose of the 5,764,028 shares owned by the investment companies. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares held by the investment companies, which power resides in the boards of trustees of the investment companies.

(16)	Based solely on separate Schedule 13G reports filed by each entity with the SEC and prepared as of December 31, 2009. The Growth Fund of America, Inc., a registered investment company, is advised by Capital Research and Management Company (“CMRC”). CRMC manages equity assets for various investment companies through two divisions, one of which is Capital Research Global Investors. The Growth Fund of America, Inc. has sole voting power with respect to the shares and Capital Research Global Investors has sole dispositive power with respect to the shares.

(17)	Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 2009. BlackRock, Inc., Barclays Global Investors, NA, and certain affiliates of Barclays Global Investors, NA had beneficial ownership, in the form of sole voting and dispositive power, with respect to 4,863,409 shares of Class A Stock.

(18)	As reported in a Schedule 13G report filed with the SEC prepared as of December 31, 2008. The shares are owned directly by DW Lips, L.P. and indirectly by DW Subs, Inc., as the general partner of DW Lips, L.P., and Steven Spielberg, as the President of DW Subs, Inc. The address for Mr. Spielberg and the entities controlled by him is c/o Breslauer, Rutman & Anderson, 11400 Olympic Boulevard, Los Angeles, California 90064.

(19)	Includes vested options to purchase 948,319 shares of Class A Stock and 1,054,804 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DreamWorks Animation’s executive officers and directors and each person who owns more than 10% of DreamWorks Animation’s Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NYSE. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish DreamWorks Animation with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by DreamWorks Animation and written representations from certain reporting persons that no Forms 5 were required for such persons, DreamWorks Animation believes that all of its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the year ended December 31, 2009, other than (i) a Form 5 was filed late by Mr. Damaschke to report a gift transfer of 15,823 shares from an individual account to a trust account, (ii) an amended Form 4 was filed for Mr. Enrico to correct an overstatement of shares withheld to pay taxes in connection with the vesting of restricted stock in November 2007 (which caused Mr. Enrico’s end-of-period holdings to be understated by 403 shares), and (iii) an amended Form 3 was filed for each of Rich Sullivan and Dan Satterthwaite, two of the Company’s executive officers, to correct an overstatement of the number of shares held by such person. The late filings disclosed for Mr. Enrico, Mr. Sullivan and Mr. Satterthwaite resulted from administrative errors by Company personnel or agents.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following discussion addresses the compensation during 2009 of our named executive officers, which consist of:

•	Jeffrey Katzenberg, our Chief Executive Officer;

•	Lewis Coleman, our President and Chief Financial Officer;

•	William Damaschke, our Co-President of Production and President of Live Theatrical;

•	Anne Globe, our Head of Worldwide Marketing and Consumer Products; and

•	John Batter, our Co-President of Production.

Although under newly adopted SEC rules (described in greater length in the section entitled “Executive Compensation Information”), our Chief Operating Officer, Ann Daly, does not qualify as a named executive officer for 2009, we have voluntarily chosen to address her 2009 compensation because of her role in the Company.

We begin, in the first section, by discussing our philosophy and objectives as they relate to executive compensation practices and by describing the various elements of our executive compensation program. In the next section, we describe the various participants in our executive compensation process and the analytical tools used by our Compensation Committee and others in this process. In the third section, we discuss how these analyses have affected the various elements of our executive compensation program. In the fourth section, we describe the executive compensation decisions that the Compensation Committee made during 2009 (including the bonus approved in February 2010 for 2009 performance) and early 2010. In the final sections, we discuss certain miscellaneous items.

Compensation Philosophy and Objectives

The following principles have guided us in developing the various elements of our compensation program and in determining total compensation levels for our named executive officers:

•	As a company, we must be prepared to compete with much larger organizations (which have greater resources than ours) for executive talent;

•	Our compensation practices should take into account the somewhat volatile nature of our business, which is exacerbated by our relatively small size; and

•

Our compensation programs should encourage our executives to increase long-term stockholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and its stockholders.

Our compensation philosophy is to attract, motivate and retain exceptional directors, officers and employees. The objectives of our compensation program are to:

•

Provide competitive compensation programs, consisting of both cash and equity-based components, that appropriately encourage and reward performance (as measured against established goals) and the creation of enduring long-term stockholder value;

•	Directly link executive compensation to the Company’s long-term strategic objectives; and

•	Align executive officers’ interests with stockholder interests through a simple, understandable award framework that creates a sense of ownership and shared risk among executives.

Compensation Program Design

Our Compensation Committee (the “Compensation Committee”) seeks to achieve its compensation objectives through a mix of compensation elements. The principal components of 2009 executive officer compensation and the primary purpose of each element are set forth in the following table:

Compensation Element	Objectives and Basis	Form

Base salary (and equity grants in lieu of salary)	Provide current income at a competitive level	Cash or equity

Annual cash or equity incentive awards	Incentivize and reward achievement of annual performance goals	Cash or equity

Long-term incentive awards	Incentivize long-term stockholder-value creation; Align executive and stockholder interest	Restricted stock (or RSUs) and stock appreciation rights

Perquisites and other personal benefits	Provide competitive benefits that are consistent with overall executive compensation program	Various

Post-termination benefits	Provide executive officers with certain compensation assurances in the event of employment loss due to unforeseen circumstances; support attraction and retention objectives by providing arrangements common in our industry	Various

Our compensation program is designed to include competitive total compensation ranges that do not result in above-average dilution to our stockholders. We target our program to align total compensation with median peer practices and provide equity-based compensation that both encourages and appropriately rewards superior Company performance.

In determining the appropriate mix of compensation elements, we strive to balance the objectives of rewarding recent results and motivating long-term performance. In comparison to other entertainment industry peers, we place greater emphasis on equity awards as a result of, among other things, our development stage and market segment. Additionally, our named executive officers’ compensation packages are weighted more towards variable compensation than fixed compensation. Overall, we believe that this program design appropriately incentivizes our executives toward long-term value creation. We also believe that our various compensation elements work together in a manner that properly accounts for the time horizon of unnecessary risk and is not likely to have a material adverse effect on the Company.

The chart below illustrates (i) the average target percentage of cash compensation in comparison to equity compensation and (ii) the average target percentage of fixed compensation in comparison to variable compensation for our named executive officers in 2009 (other than Mr. Katzenberg). Mr. Katzenberg receives a base salary of $1 per year. In connection with entering into a new employment agreement with Mr. Katzenberg in April 2009, the Compensation Committee granted him a performance-based award of RSUs and SARs intended to represent three years worth of equity awards. For a more complete discussion of Mr. Katzenberg’s new employment agreement, see “—2009 Compensation Actions—New Employment Agreement with Jeffrey Katzenberg.”

2009 Executive Compensation—Fixed vs. Variable Compensation*	2009 Executive Compensation—Cash vs. Equity Compensation*

* Excludes our Chief Executive Officer, Jeffrey Katzenberg

Determining Executive Compensation

The Compensation Committee has responsibility for establishing and implementing the Company’s compensation philosophy and objectives. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our named executive officers. The Compensation Committee also sets salaries for, grants annual and long-term incentive awards to and approves the employment agreements with the named executive officers.

The Compensation Committee’s duties include, among other things:

•	Reviewing key employee compensation policies, plans and programs (including through the engagement of independent compensation consultants (currently Exequity));

•	Monitoring performance and compensation of the Company’s officers and other key employees;

•	Preparing recommendations and periodic reports to the Board of Directors concerning these matters;

•	Functioning as the committee that administers the Company’s incentive programs; and

•	Reviewing this Compensation Discussion and Analysis and recommending to the Board of Directors its inclusion in this Proxy Statement.

Role of Independent Compensation Consultants in Compensation Decisions

From October 2006 until February 2010, the Compensation Committee engaged Hewitt Associates (“Hewitt”) as an independent compensation consultant to advise the Compensation Committee on executive compensation matters. Hewitt did not provide any other services to the Company during 2009. In early 2010, the lead consultant to the Compensation Committee from Hewitt became employed by Exequity. At that time the Compensation Committee decided to continue to use the consultant and therefore engaged Exequity to advise it on executive compensation matters. Exequity does not currently provide other services to the Company and we do not currently expect that Exequity will provide other services to the Company while it is serving as the Compensation Committee’s consultant. The Company previously engaged Hewitt to advise the Company on compensation matters (including executive compensation and benefit design matters) in connection with its October 2004 IPO. The Compensation Committee’s independent compensation consultant reports directly to the Compensation Committee on this assignment. A representative of Exequity attends meetings as requested by the Compensation Committee and provides advice directly to the Compensation Committee.

Towers Perrin (now known as Towers Watson) has been engaged by management on a regular basis to assist in developing the companywide compensation program, including the Company’s equity and cash bonus plans. Since 2007, at the request of and with significant input from management, Towers Perrin has presented recommendations to the Compensation Committee regarding, among other things, the design and operation of the Company’s annual cash incentive plan (including the selection of performance criteria and the setting of performance goals). The Compensation Committee, with the advice and assistance of its independent compensation consultant, has acted upon such recommendations in adopting the plan.

Use of Employment Agreements and Competitive Assessments in Compensation Determinations

We have entered into multi-year employment agreements with each of our executive officers. These employment agreements serve as the starting point for the Compensation Committee’s executive compensation-setting processes. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. In addition, we believe that our use of multi-year employment agreements assist us in our recruiting efforts because other entertainment companies with which we compete for executive talent generally enter into long-term employment agreements with their executives.

From time to time, the Company has engaged external compensation consultants (such as Towers Perrin) to conduct competitive assessments regarding our executive officers. The purpose of these assessments is to assist us in developing and implementing compensation programs generally competitive with those of other companies in the entertainment industry with which we generally compete for executive talent. We generally strive for the total compensation packages for our executive officers to fall within the middle range of similar organizations at target performance levels and above such range for superior performance. After determining the appropriate level of compensation for each executive officer, we enter into a multi-year employment agreement with that officer.

Each executive’s employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the benefit plans in which the executive will participate and the other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon involuntary termination (with or without cause) or constructive termination, death, disability, change of control or upon expiration of the employment agreement.

In assessing absolute pay levels and in determining the reasonableness of performance goals, the Compensation Committee generally considers competitive practices and uses the most recent available similar information for the following companies:

CBS Corporation
Lions Gate Entertainment Corp.	The Walt Disney Company
Marvel Entertainment, Inc.[1]	Time Warner Inc.
News Corporation	Viacom Inc.

[1]	The financial information selected pertained to this company as a stand-alone entity prior to its acquisition by Disney in December 2009.

The Company has chosen this peer group because the Company believes that it represents the public entertainment and media-related companies for which the Company generally competes for both business and executive talent. In determining the operating return on equity performance goal for 2009 (which is discussed at greater length in the section entitled “2009 Compensation Actions—Annual Cash Incentive Awards”), the Compensation Committee used this information in considering the calibration of its performance metric.

However, the Compensation Committee uses this information as merely one perspective and does not view it as the sole determinant in its decisionmaking process.

In 2009 and 2010 (including in connection with the evaluation of Mr. Katzenberg’s new employment agreement in April 2009), Towers Perrin and management provided tally sheets to the Compensation Committee. For each named executive officer, these tally sheets showed various items, such as (i) targeted value of base salary, annual incentive awards and long-term incentive awards, (ii) actual realized value of each compensation element for the most recent two years, (iii) the amount of unrealized value from prior equity incentive grants and (iv) the amounts that the executive would receive upon various termination scenarios (including change in control). Among other things, the tally sheets allow the Compensation Committee to make executive compensation determinations in light of the value of other compensation elements and the individual executive’s compensation mix.

Role of Executive Officers in Compensation Decisions

Our management provides on-going recommendations to the Compensation Committee regarding our compensation programs. The recommendations include executive compensation plans, designs and strategies, performance goals and criteria for both annual and long-term incentive plans and individual compensation actions for management. Our management provides its recommendations in conjunction with, and based on information gathered from, external compensation consultants (currently, Towers Perrin) engaged by management and general market information as well as from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives. At the invitation of the Compensation Committee, members of the senior management attend meetings and make presentations to the Compensation Committee. The Compensation Committee also meets regularly in executive session, without members of management present.

Analysis of Executive Compensation Elements

Annual Base Salary

We pay base salaries to our named executive officers to compensate them for services rendered during the year and to provide a base level of monthly income that is not subject to performance-related risk. The base salary for each of our named executive officers is specified in his or her respective employment agreement. The Compensation Committee generally reviews the named executive officers’ salaries periodically, such as at the time of a substantial change in responsibilities or upon entering into a new employment agreement. In reviewing an executive’s salary, the Compensation Committee considers, among other things:

•	market data currently provided by an external market consultant with respect to comparable positions; and

•	the individual executive’s performance, experience and skills.

The Compensation Committee adjusts salary levels when it is deemed appropriate in comparison to median peer practices and in relation to the other elements of the executive compensation package. As of December 31, 2009, our named executive officers had the following base salaries:

Named Executive Officer	Annual Salary
Jeffrey Katzenberg	$1
Lewis Coleman	1,262,000
Ann Daly	1,012,000
William Damaschke	900,000
Anne Globe	835,000
John Batter	750,000

In keeping with the Company’s emphasis on variable compensation, each of Mr. Coleman’s and Ms. Daly’s employment agreements provides that the executive will receive annual equity grants with a grant-date value of $500,000 in lieu of additional salary. Each such equity grant vests ratably over four years, consistent with the Company’s usual equity grant practices. Mr. Coleman and Ms. Daly are also eligible to receive additional annual equity awards as described below under “—Long-term Equity Incentive Compensation.”

Annual Cash Incentive Awards

During 2009, the named executive officers were eligible to receive annual performance-based incentive compensation under the Company’s 2008 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan allows for annual incentive bonus awards payable in cash upon the satisfaction of performance goals established by the Compensation Committee.

Each named executive officer’s employment agreement specifies the annual incentive compensation award for which the executive is eligible, subject in all instances to the discretion of the Compensation Committee. For the named executive officers, their respective employment agreements currently provide for the following target and, with the exception of Mr. Coleman and Ms. Daly, maximum amounts:

Named Executive Officer	Target	Maximum
Jeffrey Katzenberg(1)	$0	$0
Lewis Coleman	1,000,000	N/A	(2)
Ann Daly	750,000	N/A	(2)
William Damaschke	400,000	800,000
Anne Globe	350,000	650,000
John Batter	300,000	600,000

(1)

Prior to April 2009, Mr. Katzenberg was eligible to receive annual bonus incentive awards, although Mr. Katzenberg, at his initiative and request, waived his right to receive any annual incentive bonus awards. Mr. Katzenberg’s new employment agreement entered into in April 2009 does not provide for annual cash incentive awards.

(2)	Pursuant to the Company’s current practice, Mr. Coleman’s and Ms. Daly’s employment agreements do not specify a maximum annual incentive award.

We provide annual incentive payments to reward our named executive officers for performance achievements with a time horizon of one year and to motivate them to achieve our annual performance goals. The Compensation Committee generally adopts performance criteria for our annual incentive plans that, at the time of adoption, we believe reflect an appropriately difficult yet achievable level of performance for payouts at “target” level and superior performance for payouts at the maximum amount (if applicable). The range for each named executive officer was determined based on the factors described above in determining annual base salary. At the end of each calendar year, the Compensation Committee determines the incentive compensation award paid (if any) based upon the achievement of the established performance goals. Certain of our named executive officers’ employment agreements specify that the Company will pay the annual incentive bonus award in the form of equity, although the Compensation Committee retains discretion to pay the annual bonus in the form of cash. Since 2006, the Company has adopted cash-based incentive plans for calendar year performance. For a discussion of the 2009 performance targets, see “—2009 Compensation Actions—Annual Cash Incentive Awards.”

Long-term Equity Incentive Compensation

The Company’s Amended and Restated 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”) provides flexibility to grant awards to the named executive officers in a variety of forms. These include stock appreciation rights, non-qualified stock options, restricted stock, restricted stock units and performance compensation awards. Awards may vest depending upon continued service with the Company or the achievement of specified performance criteria. Generally, we have provided long-term equity incentive grants using a combination of restricted stock or restricted stock units, and stock appreciation rights or stock options. These awards are intended to incentivize executives to increase long-term stockholder value and align executives’ interests with those of other stockholders by promoting equity ownership. We believe that providing combined grants of stock options or SARs and restricted stock or restricted stock units effectively balances our objective of focusing the named executive officers on delivering long-term stockholder-value creation, with our objective of providing compensation elements that retain and motivate our executive officers. SARs and stock options are granted at fair-market value on the grant date, which means they only have value to the extent that the price of our stock on the date of exercise exceeds the exercise price on the grant date, and thus provide compensation to our executives only if the stock price grows over the term of the award. Restricted stock and restricted stock units serve both to reward and retain executives, while acting to balance the greater volatility and upside potential associated with SARs and stock options.

Each named executive officer’s employment agreement specifies a target value of the long-term equity incentive compensation award for which the executive is eligible each year, subject to the discretion of the Compensation Committee. In making its award determination, the Compensation Committee is permitted to specify the performance goals (if any) applicable to any grant. For the named executive officers, their respective employment agreements provide for annual awards with the following targeted grant-date values (subject in all instances to Compensation Committee discretion):

Named Executive Officers	Target Grant-Date Value
Jeffrey Katzenberg	$8,000,000	(1)
Lewis Coleman	2,750,000
Ann Daly	2,500,000
William Damaschke	2,500,000
Anne Globe	2,000,000
John Batter	1,800,000

[1]

Prior to April 2009, Mr. Katzenberg elected to waive any long-term incentive awards for which he was eligible under his previous employment agreement. Mr. Katzenberg’s new employment agreement entered into in April 2009 provides for long-term incentive awards on an annual basis beginning in October 2010 (discussed in the section entitled “—2009 Compensation Actions—New Employment Agreement with Jeffrey Katzenberg”).

In computing the grant-date value of time-vested restricted stock or restricted stock units, the Company values each share at the closing price on the date of grant. In computing the grant-date value of SARs, the Company values each SAR at a percentage of the closing price on the date of grant. The percentage used corresponds to the then-current percentage used by the Company in determining the costs associated with equity grants for financial statement purposes. For the grants to the named executive officers in October 2009, the percentage used was 44%.

While each named executive officer’s employment agreement specifies grant-date values of long-term incentive awards, the actual amount realized from any award by an executive will be dependent upon, among other things, such executive’s continued tenure with the Company, the achievement of applicable performance goals (if any) and the Company’s stock-price performance.

Post-Termination Benefits

Each named executive officer’s employment agreement provides for specified termination benefits upon the executive’s involuntary termination without cause or for good reason, death or disability, upon the expiration of the agreement (in certain instances) and upon a change in control. These benefits were negotiated on an arms-length basis between the executives and the Company with reference to general business and entertainment-industry standards. These provisions are intended to provide each named executive officer with compensation and other benefits for some period of time following termination of employment. With respect to the benefits applicable upon a change in control, we believe that the benefits also provide appropriate incentives for the executive to remain with and focus on managing the Company in the event of a possible acquisition of the Company.

We have provided a detailed discussion of the post-termination benefits set forth in each named executive officer’s employment agreement in the section entitled “Executive Compensation Information—Estimated Executive Benefits and Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

Each named executive officer’s employment agreement specifies that the executive will be entitled to receive the perquisites provided to the Company’s other senior executives. We provide a variety of welfare and benefits plans in which the executives participate. We believe that the perquisites provided are competitive and consistent with our overall executive compensation program and better enable us to attract and retain superior employees for key positions. In addition, certain executives are entitled to automobile allowances and all executives are entitled to reimbursement of ordinary business expenses. We also provide financial and tax consulting services to our named executive officers (other than Mr. Katzenberg). We have also agreed (either explicitly in the employment agreement or through Company policy) to reimburse each executive for all costs and expenses (including reasonable legal fees) in connection with the negotiation of each executive’s employment agreement. With the CEO’s approval, each of our other named executive officers is allowed to use Company-provided private aircraft when appropriate for business travel. Under his employment agreement, Mr. Katzenberg is also entitled to retain reasonable security personnel at the Company’s expense.

The Company maintains a deferred compensation plan in which the named executive officers, along with other highly compensated employees, are eligible to participate. The plan was implemented to provide the Company’s senior employees with a means for accumulating tax-deferred savings for retirement and other long-term purposes. Under the plan, employees elect voluntary deferrals of salary or bonus, which are placed in accounts established for the participants. Each participant’s account under the plan is credited with earnings, at periodic intervals, at a rate equal to the actual rate of return for the relevant period of the investment fund or funds or index or indices selected by the participant from the range of investment vehicles offered under the plan. The investment funds currently offered are generally the same as those offered under the Company’s 401(k) plan. Other than credited earnings on employee deferrals, the Company does not currently make any contributions to the plan. To date, none of the named executive officers has elected to participate in the plan.

The Summary Compensation Table below provides greater detail regarding the various perquisites provided to the named executive officers during 2009.

2009 Compensation Actions

The specific analysis regarding the various components of executive compensation for 2009 is described in detail below.

Base Salary and Equity Grants in Lieu of Additional Salary

As described above, the Compensation Committee’s general practice is to review the named executive officers’ salaries periodically, such as at the time of a substantial change in responsibilities or upon entering into a new employment agreement. Other than in connection with Mr. Katzenberg’s new employment agreement (discussed below), the Compensation Committee did not undertaken a specific review of the named executive officers’ salaries during 2009.

In October 2009, we granted Mr. Coleman 3,906 restricted shares of Class A Common Stock and 26,634 stock appreciation rights as equity grants in lieu of additional salary pursuant to his employment agreement. These awards had an aggregate grant-date value of approximately $500,000 and vest ratably over four years. The SAR awards have an exercise price of $32.00 per share, the closing stock price on the date of grant. In 2010 and subsequent years, Mr. Coleman will be entitled to receive, pursuant to his employment agreement, an equity grant in lieu of additional salary with an aggregate grant-date value of $500,000. Ms. Daly’s employment agreement also provides for annual equity incentive awards with a grant-date value of $500,000 in lieu of additional cash salary. However, in connection with entering into a new employment agreement with Ms. Daly in October 2008, the Company granted Ms. Daly an equity award intended to represent three years’ worth of equity incentive awards (including equity incentive awards in lieu of salary). Consequently, Ms. Daly did not receive any equity awards in 2009 and is not expected to be considered for additional equity incentive awards until 2011.

Annual Cash Incentive Awards

As described above under “—Compensation Program Design—Annual Cash Incentive Awards,” each of our named executive officers’ employment agreements (other than Mr. Katzenberg’s) provides for annual performance-based incentive compensation payable in cash or equity upon the satisfaction of performance goals established by the Compensation Committee. In February 2009, the Compensation Committee approved an incentive cash bonus plan for calendar year 2009 performance for the Company’s named executive officers (other than Mr. Katzenberg). The objective in implementing a cash-based program was to balance the multi-year aspects of the long-term equity grants with short-term incentive measures developed around annual goals.

As described above, the bonus targets or ranges for the named executive officers vary according to the terms of their respective employment agreements. For calendar year 2009 performance (as with calendar year 2008 performance), the Compensation Committee determined that 100% of the bonus amount would be dependent on the achievement of the performance goal for the Company’s operating return on equity (“ROE”). For purposes of the plan, ROE was defined as the Company’s earnings before interest and taxes expressed as a percentage of the average of the Company’s stockholder’s equity at the beginning and end of the year. The computation excluded the effect of share repurchases. The Compensation Committee also provided that no bonuses would be paid to the named executive officers if bonuses were not paid under the Company bonus plan applicable to other employees. In addition, the Compensation Committee retained negative discretion to reduce the bonuses that would be payable to the executive officers regardless of the Company’s 2009 performance. The table below shows the Company’s actual results for 2009 and the percentage of the target payout resulting from such results. Based upon these results, the Compensation Committee awarded the participating named executive officers bonuses of approximately 113% of the target bonus amount shown above under the heading “—Analysis of Executive Compensation Elements—Annual Cash Incentive Awards.” The Compensation Committee did not exercise negative discretion with respect to any individual or the participating named executive officers as a group.

2009 ANNUAL CASH INCENTIVE AWARD PROGRAM

Performance Criteria	Threshold(1)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2008	Calculated Payout as a Percentage of Target Opportunity
Return on equity (“ROE”)	10%	16%	26%	17.3%	113%

[1]	The payout would be 40% of the target at the threshold performance level.

Long-Term Equity Incentive Compensation

Each named executive officer’s employment agreement provides that the executive is eligible for long-term equity incentive grants having a specified grant-date value, subject to the Compensation Committee’s discretion.

In connection with the approval of long-term incentive awards in November 2006, the Compensation Committee reviewed analyses and recommendations from Towers Perrin regarding the structure of the Company’s long-term incentive program. In order to provide greater focus on prospective stock-price appreciation and to more closely align the executives’ interests with those of stockholders, the grants were allocated 75% to SARs and 25% to restricted stock units, based on grant-date value. In recognition of the significant amount of at-risk value, the Compensation Committee concluded that awards should have time-based vesting rather than performance-based vesting. The Compensation Committee believes that this structure has served both the Company and its stockholders well and, accordingly, has generally maintained this structure since 2006. Other than in connection with the new employment agreement entered into in April 2009 with Mr. Katzenberg (discussed in the immediately following section), the Compensation Committee maintained this general structure for long-term equity incentive grants to the named executive officers in 2009.

In October 2009, the Compensation Committee approved the grants shown below to the following named executive officers:

Named Executive Officer(1)	Restricted Stock or RSUs (# of Shares)	SARs (#)
Lewis Coleman	21,484	146,483
William Damaschke	19,531	133,167
Anne Globe	15,625	106,534
John Batter	14,062	95,880

(1)

As discussed above under “—2009 Compensation Actions—Base Salary and Equity Grants in Lieu of Additional Salary,” Ms. Daly was not considered for equity awards in 2009 because of the award she received in 2008.

The restricted stock unit and SAR awards vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant. The SAR awards have an exercise price of $32.00 per share, the closing stock price on the date of grant.

The Compensation Committee’s current policy is generally to consider equity awards to the named executive officers at the time of a regularly scheduled Compensation Committee meeting, with each grant date occurring during the trading window established for Company insiders following the release of quarterly earnings. In 2009, the grants were made at the Compensation Committee’s regularly scheduled meeting occurring in the fourth calendar quarter (other than the grant to Mr. Katzenberg discussed in the following paragraph). The Company’s SAR awards are priced based on the Class A Stock closing price on the date of grant.

New Employment Agreement with Jeffrey Katzenberg

On April 21, 2009, the Compensation Committee recommended to the Board a new employment agreement to provide incentives for Mr. Katzenberg, among other things, to remain at the Company beyond October 26, 2009, which was the expiration date of his prior agreement, and to reward him for his successful management of the Company. On April 22, 2009, the Board (other than Mr. Katzenberg) approved, and the Company subsequently entered into, the new employment agreement with Mr. Katzenberg. The new employment agreement supersedes and replaces the prior employment agreement and provides for Mr. Katzenberg’s continued employment with the Company until April 22, 2014. In determining the total value and the composition of his overall target compensation, the Compensation Committee consulted with its independent consultant at that time, Hewitt, and considered, among other things, the information provided to the Company by Towers Perrin regarding the compensation packages provided to similarly situated executives at comparable companies. The terms and conditions of the new employment agreement and the New Awards (described below) were determined through negotiation with Mr. Katzenberg.

In connection with developing Mr. Katzenberg’s new employment agreement, the Compensation Committee was guided by the following principles:

•

Provide overall target compensation that is competitive with comparable organizations and individuals in order to acknowledge Mr. Katzenberg’s ongoing and expected future contributions to the Company’s success;

•	Continue to emphasize variable compensation and conserve cash by providing a competitive compensation package via equity awards;

•	Structure a compensation package that rewards Mr. Katzenberg if and when other stockholders receive appropriate returns;

•	Balance overall fairness with evolving best practices in executive compensation, especially in connection with termination payments and other benefits; and

•	Maintain simplicity in the compensation structure.

In recognition of these principles, the Compensation Committee, with Mr. Katzenberg’s support and agreement, decided to structure the compensation package entirely in the form of equity (other than his annual salary of $1). Accordingly, his target annual short-term incentive compensation was reduced to zero from $1 million. His target annual long-term incentive compensation was increased from $5 million to $8 million, although the Compensation Committee retains ultimate discretion with respect to the amount and form of such awards. His annual cash salary remains at $1. This overall compensation package is intended to result in Mr. Katzenberg’s total compensation being at approximately the fiftieth percentile for comparable positions at other entertainment studios.

In connection with Mr. Katzenberg entering into the new agreement, the Compensation Committee approved the grant to Mr. Katzenberg of a performance compensation award of restricted stock with respect to 900,000 shares and performance-based SAR awards with respect to 1.6 million shares (collectively, the “New Awards”). These awards are intended to serve as Mr. Katzenberg’s long-term incentive compensation for calendar years 2009 and 2010 and, accordingly, Mr. Katzenberg is not expected to receive an additional award (or any other compensation with the exception of his $1 annual base salary) prior to October 2010. The New Awards were granted on May 1, 2009 (the grant date for all of the Company’s second quarter 2009 equity awards), and the SAR awards have an exercise price of $24.28 per share, the closing price of the Company’s Class A Common Stock on that date. Each of the New Awards is eligible to vest in two equal tranches if the relevant share price targets are achieved. For each of the New Awards, in the event that the Company’s average closing stock price is $32.315 per share (as appropriately adjusted for cash dividends, stock dividends and stock splits) over any 365 consecutive days during the performance period (which runs from May 2, 2009 until May 1, 2012), then the first tranche will vest. The second tranche will vest if the Company’s average closing stock price is equal to $36.53 per share over any such 365-day period. When evaluating the grant of the New Awards to Mr. Katzenberg, the Compensation Committee noted that in order for the first tranche to vest, the Company’s average stock price over the relevant 365-day period would need to increase by at least 72% from the Company’s closing stock price of $18.76 on April 22, 2009 (the date of the Board meeting to review and approve the award), and in order for the second tranche to vest, the Company’s average stock price over such period would need to increase by at least 95% from the price on that date. The Compensation Committee determined that the size of the New Awards was appropriate, given that the Company’s stockholders would need to realize significant gains over a long-term period before Mr. Katzenberg would become entitled to any pay (other than his $1 annual base salary) for calendar years 2009 and 2010.

Under Mr. Katzenberg’s prior employment agreement, after the end of the five-year term, all equity-based awards held by Mr. Katzenberg subject to time-based vesting criteria would immediately become vested and all awards subject to performance-based vesting criteria would continue to vest, provided that the performance goals were achieved at the end of the performance period. Under the new employment agreement, Mr. Katzenberg’s outstanding equity-based compensation will no longer accelerate vesting automatically. Instead, following the end of the term of his employment agreement (i.e., April 22, 2014) (provided his employment has not already terminated), he will be entitled to accelerated vesting only if he retires from the Company. In the event of retirement, any performance-based equity awards will continue to be subject to the achievement of applicable performance goals, and all options and other similar awards will remain exercisable for the remaining original term of the grant. Mr. Katzenberg will be considered to have retired from the Company if his employment with the Company terminates within 30 days following the end of the term of his employment agreement and, as of such date, he is at least 55 years old and the sum of his age and years of service with the Company is at least 70. Mr. Katzenberg’s service with the Company began on March 1, 1995 and, therefore, Mr. Katzenberg currently satisfies these criteria. In the event that Mr. Katzenberg does not retire at that time and instead, remains employed by the Company, his outstanding equity-based compensation awards will continue to vest during his continued employment in accordance with their terms.

The Compensation Committee also decided to amend the treatment of Mr. Katzenberg’s performance-based equity awards in order to address evolving best practices as well as guidance issued by the Internal Revenue Service in 2008 that relates to the deductibility of “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code. Mr. Katzenberg’s prior employment agreement provided that if his employment was terminated involuntarily without cause or by Mr. Katzenberg for good reason, his performance-based equity awards would automatically be paid to him at the target level. Pursuant to Mr. Katzenberg’s new employment agreement, in the event that his employment is terminated involuntarily without cause or by Mr. Katzenberg for good reason at any time other than during the one-year period following a change in control of the Company, the relevant performance goals must be achieved in order for him to become entitled to payment. The Compensation Committee concluded that this provision represented an evolving best practice and also allowed the Company to preserve the tax deductibility of the awards under the new Internal Revenue Service guidance. The Compensation Committee further noted that, while cash severance payments are a common benefit for many executives at comparable organizations (as well as general industry companies), Mr. Katzenberg will not receive any cash severance payments under the new employment agreement.

The Compensation Committee also decided to make several changes to Mr. Katzenberg’s employment agreement to address evolving best practices relating to the treatment of his compensation in the event of a change in control of the Company. Mr. Katzenberg’s prior employment agreement provided for accelerated vesting of his outstanding equity-based compensation upon a change in control and also provided that in the event that Mr. Katzenberg became subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, he would be entitled to a gross-up payment to make him whole for the excise tax. While the Compensation Committee felt that those terms were consistent with prevailing market practices when the Company entered into the original employment agreement with Mr. Katzenberg in 2004, both the Compensation Committee and Mr. Katzenberg determined that his new employment agreement should reflect evolving best practices in the area of executive compensation. Accordingly, consistent with the new employment agreements entered into during 2008 with Mr. Coleman and the Company’s Chief Operating Officer, Ann Daly, Mr. Katzenberg’s new employment agreement provides that his outstanding equity-based compensation will not accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) in connection with a change in control unless either (i) the successor company refuses to assume his awards or substitute equivalent awards or (ii) within the one-year period following the change in control, Mr. Katzenberg’s employment is involuntarily terminated by the successor company without cause or Mr. Katzenberg voluntarily terminates employment for good reason. Furthermore, Mr. Katzenberg will no longer be entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, Mr. Katzenberg will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis.

All changes to Mr. Katzenberg’s prior agreement described above were fully supported by and agreed to by Mr. Katzenberg.

Initial Employment Awards to Lewis Coleman

Upon the commencement of his employment in December 2005, we granted Mr. Coleman an award of 82,998 restricted shares of Class A Stock and SARs with respect to 55,332 shares. The SARs have an exercise price of $24.85 per share. In March 2006, we established performance criteria for these awards. The awards were eligible to vest at the completion of the four-year period ended December 31, 2009, contingent on the achievement of two specified performance goals. The award specified that each performance goal would be used separately to determine the vesting with respect to 50% of Mr. Coleman’s award.

Fifty percent of Mr. Coleman’s award was eligible to vest and become exercisable in varying percentages (as shown in the following table) based upon the Company’s after-tax earnings for the four-year performance period ended December 31, 2009 relative to the Company’s internal projections at the time the performance criteria were adopted.

After-Tax Earnings (Relative to Internal Company Plan)	Percent of Performance Criteria Satisfied
150%	100%
115%	65%
100%	50%
80%	30%
< 80%	0%

In February 2010, our Compensation Committee certified that, based upon our financial performance over the four-year performance period, the Company had achieved cumulative after-tax earnings of approximately $527.0 million (or more than 200% of the plan amount of $207.9 million) and accordingly the performance criteria for this component had been satisfied in full.

The remaining fifty percent of Mr. Coleman’s award was eligible to vest and become exercisable in varying percentages (as shown in the following table) based upon the average daily closing price of the Class A stock for the month of December 2009.

Daily Average Closing Price per Share	Percent of Performance Criteria Satisfied
$36.50	100%
$33.00	75%
$30.00	50%
< $30.00	0%

In February 2010, our Compensation Committee certified that, based upon the average daily closing price of $39.09 per share for December 2009, the performance criteria for this component had also been satisfied in full. Mr. Coleman therefore fully vested in his award of 82,998 restricted shares of Class A Stock and SARs with respect to 55,332 shares.

2010 Compensation Actions

As discussed in the immediately preceding section, in February 2010 the Compensation Committee certified that the performance criteria established in 2006 for the initial employment awards to Mr. Coleman had been satisfied in full. At the time the performance criteria were adopted in 2006, the Compensation Committee and Mr. Coleman also discussed whether Mr. Coleman would be eligible to receive additional awards (up to a maximum of 50% of the initial award) if the Company’s after-tax earnings and stock price exceeded the levels necessary for the entire initial employment award to vest. In February 2010, the Compensation Committee noted

that, over the performance period, the Company’s after-tax earnings exceeded 200% of the Company’s internal plan and the Class A Stock increased more than 50%. In recognition of exceptional performance relative to the original goals, the Compensation Committee decided to grant to Mr. Coleman an additional 33,009 shares of restricted stock as of February 26, 2010. In determining the size of the grant, the Compensation Committee compared the grant date value of Mr. Coleman’s initial employment award ($2,750,000) with the grant-date value that would have corresponded to the actual results achieved by the Company during the performance period ($3,698,750). The Compensation Committee noted that, if the grant-date value of Mr. Coleman’s original grant had been increased by this differential amount ($948,750), Mr. Coleman would have originally been granted an additional 19,090 SARs and 28,634 shares of restricted stock, which would have a current intrinsic value of $1,434,579. The Compensation Committee then approved a time-vested restricted stock grant to Mr. Coleman having a grant-date value equivalent to this amount. To support the Company’s ongoing retention objectives, the Compensation Committee decided that the new grant would vest 50% on December 31, 2010 and 50% on December 31, 2011 (the end of Mr. Coleman’s current employment term). For a description of the provisions of Mr. Coleman’s employment agreement with respect to the treatment of unvested equity awards upon various termination events, please see “Executive Compensation Information—Executive Employment Agreements.”

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three most highly compensated officers (excluding the Chief Financial Officer), unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other conditions are met. We have considered the potential impact of Section 162(m) on the Company’s compensation plans and have determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believes it is consistent with the Company’s best interests. The Company’s compensation plans have generally been designed to permit the Compensation Committee to grant awards that qualify for deductibility under Section 162(m).

Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. This law included a new Internal Revenue Code provision, Section 409A, which changed the tax rules applicable to nonqualified deferred compensation arrangements. As mentioned above, during 2007 the Company adopted a deferred compensation plan, in which the named executive officers and other key employees are eligible to participate. In certain instances, potential payments under the Company’s existing employment agreements may be considered deferred compensation under Section 409A. During 2007 and 2008, the Company amended its employment agreements with the named executive officers, among other things, as a result of Section 409A.

Other Items

Insider Trading Policy

Our Insider Trading Policy applies to all transactions in our securities, including common stock, restricted stock, restricted stock units, stock options, stock appreciation rights and any other securities we may issue from time to time, as well as to derivative securities relating to our stock, whether or not issued by us, such as exchange-traded options.

We believe it is improper and inappropriate for any of our directors, officers or employees to engage in short-term or speculative transactions involving Company securities. Accordingly, the Insider Trading Policy prohibits a variety of activities with respect to our securities, including:

•	hedging transactions, such as buying puts or calls with respect to our stock;

•	purchasing Company securities on margin; and

•	short sales.

Compensation Committee Charter

The Compensation Committee acts pursuant to a written charter, which the Compensation Committee reviews on an annual basis. From time to time, the Compensation Committee may recommend that the Board of Directors approve revisions to the charter as appropriate to reflect evolving practices or changes in legal or regulatory requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mellody Hobson, Chair

Thomas Freston

Nathan Myhrvold

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

DreamWorks Animation compensates its executive officers pursuant to their respective employment agreements. For a further discussion of the Company’s underlying compensation policies and decisions, see “Compensation Discussion and Analysis.” As permitted by SEC rules, the following Summary Compensation table sets forth summary compensation information for our Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2009 (the “named executive officers”). This Summary Compensation Table is accompanied by an “All Other Compensation” Table, a “Grants of Plan-Based Awards” Table and additional narrative discussion as necessary to assist in the understanding of the information presented in each of such tables. In December 2009, the SEC adopted revised rules regarding, among other things, the treatment of equity awards for purposes of the Summary Compensation Table. Under the revised rule, the entire amount of compensation expense to be incurred for a particular award is treated as compensation in the year of grant of the award, regardless of the period over which the expense will be recognized under the applicable accounting rules. The Company’s Chief Operating Officer, Ann Daly, received an equity award in 2008 intended to represent three years of awards. Ms. Daly did not receive an equity award in 2009 and is not expected to receive another award until 2011. Because of this SEC rule change, Ms. Daly is not considered to be one of the Company’s named executive officers for 2009. However, because of Ms. Daly’s significant operational role at the Company, the Company has elected to include Ms. Daly in the Summary Compensation Table and other compensation-related tables in this proxy statement.

Pursuant to each of the named executive officers’ employment agreements (other than Mr. Katzenberg’s), subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. Such amounts are characterized as “Non-Equity Incentive Plan Compensation.” For the annual performance periods ended December 31, 2007, 2008 and 2009, the Compensation Committee adopted a cash bonus plan and set performance goals for the applicable period.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Jeffrey Katzenberg(4)(5)	2009	$1	$—	$11,443,500	$12,000,000	$—	$	__	$23,443,501
Chief Executive Officer	2008	$1	$—	$—	$—	$—	$	__	$1
	2007	$1	$—	$—	$—	$—		$759	$760

Lewis W. Coleman(5)	2009	$1,262,000	$—	$812,480	$2,301,279	$1,132,000		$33,805	$5,541,564
President and Chief Financial Officer	2008	$1,254,939	$—	$812,483	$2,167,204	$1,022,000		$47,661	$5,304,287
	2007	$1,250,000	$—	$812,483	$2,191,532	$1,750,000		$21,033	$6,025,048

Ann Daly(6)	2009	$1,011,634	$—	$—	$—	$849,000		$22,705	$1,883,339
Chief Operating Officer	2008	$1,001,939	$—	$9,000,000	$—	$766,500		$61,438	$10,829,877
	2007	$1,000,000	$—	$749,994	$2,022,954	$1,350,000		$36,957	$5,159,905

William Damaschke	2009	$900,000	$—	$624,992	$1,770,216	$452,800		$72,967	$3,820,975
Co-President of Production and	2008	$900,000	$—	$624,972	$1,667,077	$408,800		$25,734	$3,626,583
President of Live Theatrical	2007	$510,769	$447,692	$740,007	$1,689,550	$720,000		$24,521	$4,132,539

John Batter	2009	$750,000	$—	$449,984	$1,274,552	$339,600		$26,900	$2,841,036
Co-President of Production

Anne Globe	2009	$835,000	$—	$500,000	$1,416,178	$396,200		$34,065	$3,181,443
Head of Worldwide Marketing and Consumer Products	2008	$835,000	$—	$499,983	$1,333,660	$357,700		$37,763	$3,064,106

(1)

The amounts reflected in each respective column represent the aggregate grant date fair value of the award made during each respective year, as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the grant date fair values for each year (for all applicable grants of equity awards) pursuant to ASC 718, please see “Financial Statements and Supplementary Data—Notes to Financial Statements—Footnote No. 13 Stockholders’ Equity—Employee Benefits Plan” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. For further discussion of grants made in 2009, see the accompanying “Grant of Plan-Based Awards” Table.

(2)

The amounts reflected in “Non-Equity Incentive Plan Compensation” column represent amounts earned during each respective year under the Company’s annual performance-based incentive program. See “Compensation Discussion and Analysis—2009 Compensation Actions – Annual Cash Incentive Awards.” Amounts earned in 2009 were paid on or before March 15, 2010.

(3)

The components of “All Other Compensation” for 2009 are detailed below in the “All Other Compensation” Table. The amounts shown do not include life insurance premiums (which are less than $10,000 on an annual basis for each named executive officer) for coverage offered through programs available on a nondiscriminatory basis to substantially all of the Company’s employees (other than those covered by a collective bargaining agreement).

(4)

On April 22, 2009, Mr. Katzenberg entered into a new five-year employment agreement with the Company pursuant to which Mr. Katzenberg’s annual salary is $1. The new employment agreement supersedes and replaces the prior employment agreement.

(5)	Mr. Katzenberg and Mr. Coleman also serve as directors of the Company. Neither Mr. Katzenberg nor Mr. Coleman received any compensation for his role as a director in 2009.
(6)

On October 23, 2008, Ms. Daly entered into an amended employment agreement employment pursuant to which her term was extended to December 31, 2013 and Ms. Daly’s annual base salary is $1,012,000. Additionally, in accordance with Ms. Daly’s employment agreement, she did not receive any equity awards during the year ended December 31, 2009 because, in connection with entering into her new employment agreement in 2008, the Compensation Committee granted Ms. Daly a performance compensation award of restricted stock units having a grant-date fair value of $9,000,000 which vests subject to the achievement of certain performance hurdles based on the Company’s total shareholder return (“TSR”) over a specified performance period.

In 2009, our named executive officers’ salaries represented the following approximate percentages of their total compensation: Mr. Katzenberg—0%; Mr. Coleman 23%; Ms. Daly—54%; Mr. Damaschke—24%; Mr. Batter—26%; and Ms. Globe 26%.

The following table outlines the amounts included in “All Other Compensation” in the Summary Compensation Table for our named executive officers in 2009:

ALL OTHER COMPENSATION

Name	Automobile Allowance	Tax\Investment Consulting(1)	Legal Services	Other Personal Benefits		Tax Reimbursements(2)		Total All Other Compensation
Jeffrey Katzenberg	$—	$—	$—	$—		$—		$—
Chief Executive Officer

Lewis W. Coleman	$—	$28,135	$—	$5,670	(3)	$—		$33,805
President and Chief Financial Officer

Ann Daly	$—	$17,165	$—	$5,540	(4)	$—		$22,705
Co-President of Production

William Damaschke	$12,000	$—	$—	$36,777	(5)	$24,190	(5)	$72,967
Co-President of Production and President of Live Theatrical

John Batter	$12,000	$10,000	$—	$4,900	(6)	$—		$26,900
Chief Operating Officer

Anne Globe	$12,000	$17,165	$—	$4,900	(6)	$—		$34,065
Head of Worldwide Marketing and Consumer Products

(1)	Represents payments made to a third party for professional tax and personal financial consulting.
(2)

Pursuant to their respective employment agreements, each of these named executive officers received a tax gross-up on applicable legal services (some of which may have been included as compensation in a prior year).

(3)	Reflects $770 for the aggregate incremental cost of spousal or guest travel and entertainment and $4,900 in 401(k) plan employer matching contributions.
(4)	Reflects $640 for the aggregate incremental cost of spousal or guest travel and entertainment and $4,900 in 401(k) plan employer matching contributions.
(5)

Reflects $31,877 for the aggregate incremental cost of personal (including guest) travel and entertainment (for which Mr. Damaschke also received a tax reimbursement of $24,190) and $4,900 in 401(k) plan employer matching contributions.

(6)	Reflects $4,900 in 401(k) plan employer matching contributions.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding of grants of equity awards (such as grants of stock appreciation rights and restricted stock) and under other compensation arrangements made during 2009:

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Approval Date(1)	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
				Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Katzenberg	4/21/2009	5/1/2009		$—	$—	$—	1,250,000	2,500,000	2,500,000	—	—	$24.28	$23,443,500
Chief Executive Officer(4)

Lewis W. Coleman(5)	10/22/2009	10/30/2009	(6)	—	—	—	—	—	—	25,390	173,117	$32.00	$3,113,759
President and Chief Financial Officer	2/21/2009	2/21/2009	(7)	$—	$1,000,000	$1,750,000	—	—	—	—	—	—	—

Ann Daly(5)	2/21/2009	2/21/2009	(7)	$—	$300,000	$600,000	—	—	—	—	—	—	—
Chief Operating Officer

William Damaschke(5)	10/22/2009	10/30/2009		—	—	—	—	—	—	19,531	133,167	$32.00	$2,395,208
Co-President of Production and President of Live Theatrical	2/21/2009	2/21/2009	(7)	$—	$400,000	$800,000	—	—	—	—	—	—	—

John Batter(5)	10/22/2009	10/30/2009		—	—	—	—	—	—	14,062	95,880	$32.00	$1,724,536
Co-President of Production	2/21/2009	2/21/2009	(7)	$—	$300,000	$600,000	—	—	—	—	—	—	—

Anne Globe(5)	10/22/2009	10/30/2009		—	—	—	—	—	—	15,625	106,534	$32.00	$1,916,178
Head of Worldwide Marketing and Consumer Products	2/21/2009	2/21/2009	(7)	$—	$350,000	$650,000

(1)

In accordance with our equity grant policy described in “Compensation Discussion and Analysis,” our current policy is generally to consider equity awards to the named executive officers at the time of regularly scheduled Compensation Committee meetings, with each grant occurring during the trading window established for Company insiders following the release of quarterly earnings.

(2)	For the awards shown, there are no threshold payment amounts.
(3)	Amounts represent the grant-date fair value of equity awards made in 2009, as computed in accordance with ASC 718.
(4)

In connection with Mr. Katzenberg agreeing to enter into a new employment agreement, the Compensation Committee approved a new grant to Mr. Katzenberg of a performance compensation award of restricted stock with respect to 900,000 shares and performance-based SAR awards with respect to 1.6 million shares. For purposes of this table, the Company has assumed that each SAR represents one share of stock even though the number of shares delivered upon exercise of each SAR may be less than one. This grant is eligible to vest in two equal tranches subject to the achievement of certain performance hurdles based on the Company’s total shareholder return (“TSR”) over a specified performance period. For a further discussion of terms of Mr. Katzenberg’s new employment agreement, see “Compensation Discussion and Analysis” and “—Executive Employment Agreements.”

(5)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are entitled to receive an annual equity incentive award of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine). For a further discussion of terms of these grants, see “Compensation Discussion and Analysis.”

(6)

Pursuant to Mr. Coleman’s employment agreement, subject to annual approval by the Compensation Committee, he is entitled to receive, in lieu of additional salary, annual equity incentive awards of options\stock appreciation rights and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value of $500,000. For a further discussion of terms of this grants, see “Compensation Discussion and Analysis.”

(7)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are eligible to receive an annual incentive award consisting of either an equity award or a cash bonus. For a further discussion of the 2009 cash bonus plan, see “Compensation Discussion and Analysis.” Please see the “Summary Compensation Table” above for the actual amounts earned during 2009 for each named executive officer.

All the SAR awards shown in the table above were issued under the 2008 Plan and have an exercise price equal to the closing market price of our Class A Stock on the grant date. With the exception of the Mr. Katzenberg’s award, the SARs vest in four equal annual installments beginning on the first anniversary of the grant date. Additionally, all of the SARs expire 10 years from the date of grant. All restricted stock units and performance compensation awards shown in the table were granted under the 2008 Plan. The stock awards, with the exception of Mr. Katzenberg’s award, consist of restricted stock or restricted stock units that vest in four equal installments beginning on the first anniversary of the grant date. Mr. Katzenberg’s performance compensation award of restricted stock units and SARs is subject to the achievement of certain performance hurdles based on the Company’s total shareholder return over a specified performance period. See “Compensation Discussion and Analysis—2009 Compensation Actions—New Employment Agreement with Jeffrey Katzenberg.” The methodology used by the Compensation Committee in making the awards to the other named executive officers is discussed in the “Compensation Discussion and Analysis—Analysis of Executive Compensation Elements.” The vesting of awards may, in certain instances, continue following termination of employment or be accelerated upon certain events. See “Compensation Discussion and Analysis” and “—Executive Employment Agreements” for a discussion of the principal terms of our named executive officers’ employment agreements.

For a discussion of additional information necessary to understand the Non-equity Incentive Plan Awards shown in the above table (including a discussion of the performance criteria established and the actual payouts under such awards), please see the section entitled “Compensation Discussion and Analysis—2009 Compensation Actions—Annual Cash Incentive Awards.”

We have entered into an employment agreement with each of our named executive officers. For a further discussion of the employment agreements, please see “Compensation Discussion and Analysis—Overview of Compensation Program—Employment Agreements,” “Compensation Discussion and Analysis—Compensation Program Design” and “Compensation Discussion and Analysis—2009 Compensation Actions—New Employment Agreement with Jeffrey Katzenberg.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for the named executive officers as of December 31, 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Katzenberg	423,214						$28.00	10/27/2014				900,000	(1)	$35,955,000
Chief Executive Officer					1,600,000	(1)	$24.28	5/1/2019

Lewis W. Coleman	13,393		—				$28.00	10/27/2014	137,127	(2)	$5,478,224
President and Chief Financial Officer			55,332	(3)			24.85	12/5/2015
	126,952	(4)	42,318	(4)			28.80	11/28/2016
	88,297	(5)	88,297	(5)			31.37	11/2/2017
	49,286	(6)	147,858	(6)			28.10	10/31/2018
			173,117	(7)			32.00	10/30/2019

Ann Daly Chief Operating Officer	30,468	(8)	4,353	(8)			$32.31	10/27/2014	18,465	(9)	$737,677	516,172	(10)	$20,621,071
	177,679						28.00	10/27/2014
	10,146						24.64	12/30/2015
	117,187	(11)	39,063	(11)			28.80	11/28/2016
	81,505	(5)	81,505	(5)			31.37	11/2/2017

William Damaschke	653				—		$22.43	10/27/2014	92,114	(12)	$3,679,954	—		$—
Co-President of Production and President of Live Theatrical	1,741						26.92	10/27/2014
	5,223						37.48	10/27/2014
	102,520	(13)	33,484	(13)			28.00	10/27/2014
	58,421	(14)	58,422	(14)			32.86	8/3/2017
	37,912	(6)	113,737	(6)			28.10	10/31/2018
			133,167	(7)			32.00	10/30/2019

John Batter	30,247	(15)	20,166	(15)			$24.80	1/3/2016	67,207	(16)	$2,684,920
Co-President of	3,804	(17)	3,804	(17)			32.86	8/3/2017
Production	35,318	(18)	35,318	(18)			$31.37	11/2/2017
	27,296	(6)	81,891	(6)			28.10	10/31/2018
			95,880	(7)			32.00	10/30/2019

Anne Globe	870				—		$22.43	10/27/2014	41,280	(19)	$1,649,136	—		$—
Head of Worldwide Marketing and Consumer Products	43,830						28.00	10/27/2014
	6,964						31.42	10/27/2014
	6,096	(20)	868	(20)			32.31	10/27/2014
	78,124	(21)	26,042	(21)			28.80	11/28/2016
	54,336	(5)	54,337	(5)			31.37	11/2/2017
	30,329	(6)	90,990	(6)			28.10	10/31/2008
			106,534	(7)			32.00	10/30/2019

(1)

This grant made to Mr. Katzenberg consists of shares of restricted stock and stock appreciation rights that vest on May 1, 2012, subject to the satisfaction of certain performance criteria for the applicable period. The number of shares presented is based on the current expectation of achievement of “target” for the award.

(2)

Consists of (i) 7,053 shares of restricted stock that vest on November 28, 2010, (ii) 21,686 shares of restricted stock which will vest ratably at a rate of 33 1/3% per year on October 31, 2010, 2011 and 2012, (iii) 25,390 shares of restricted stock that will vest ratably at a rate of 25% per year on October 30, 2010, 2011, 2012 and 2013, and (iv) 82,998 shares of restricted stock for which the relevant performance conditions associated with these shares were satisfied as of December 31, 2009 and which subsequently vested as of February 18, 2010.

(3)	The relevant performance conditions associated with these options were satisfied as of December 31, 2009 and became exercisable on February 18, 2010.
(4)	This grant of stock appreciation rights has vested or will vest with respect to 42,317, 42,318, 42,317 and 42,318 shares on November 28, 2007, 2008, 2009 and 2010, respectively.
(5)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on November 2, 2008, 2009, 2010 and 2011.
(6)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on October 31, 2009, 2010, 2011 and 2012.
(7)	These grants of stock appreciation rights vest ratably at a rate of 25% per year on October 30, 2010, 2011, 2012 and 2013.

(8)	These stock options have vested or will vest with respect to 5,223, 5,223, 5,223, 5,223, 5,223, 4,353 and 4,353 shares on January 1, 2004, 2005, 2006, 2007, 2008, 2009 and 2010, respectively.
(9)	Consists of (i) 6,511 shares of restricted stock that vest on November 28, 2010, and (ii) 11,954 stock units that vest in the amount of 5,977 shares per year on November 2, 2010 and 2011.
(10)

These shares vest on October 31, 2011, subject to the satisfaction of certain performance and service criteria established by the Compensation Committee. The number of shares presented reflects the Company’s current expectation of achievement of “target” level of performance criteria.

(11)	These stock appreciation rights have vested or will vest with respect to 39,062, 39,063, 39,062 and 36,063 shares on November 28, 2007, 2008, 2009 and 2010, respectively.
(12)

Consists of (i) a restricted stock award that will vest with respect to 22,321 shares on October 27, 2010 and 2011, respectively, (ii) 11,260 restricted stock units that vest ratably in the amount of 5,630 shares per year on August 3, 2010 and 2011, (iii) 16,681 restricted stock units that vest with respect to 5,560, 5,560 and 5,561 shares on October 31, 2009, 2010 and 2011, respectively, and (iv) 19,531 restricted stock units that vest ratably at a rate of 25% per year on October 30, 2010, 2011, 2012 and 2013.

(13)	These stock options have vested or will vest with respect to 20,504, 20,504, 20,504, 20,504, 20,504, 16,742 and 16,742 shares on October 27, 2005, 2006, 2007, 2008, 2009, 2010 and 2011, respectively.
(14)	These stock appreciation rights have vested or will vest with respect to 29,210, 29,211, 29,211 and 29,211 shares on August 3, 2008, 2009, 2010 and 2011, respectively.
(15)	These stock appreciation rights have vested or will vest at a rate of 20% per year on January 3, 2007, 2008, 2009, 2010 and 2011, respectively.
(16)

Consists of (i) 30,248 shares of restricted stock that vest with respect to 15,124 shares on January 2, 2010 and 2011, respectively, (ii) 5,706 shares of restricted stock units that vest with respect to 2,853 shares on August 3, 2010 and 2011, respectively, (iii) 5,180 restricted stock units that vest ratably in the amount of 2,590 per year on November 2, 2010 and 2011, respectively, (iv) 12,011 stock units that vest with respect to 4,004, 4,003 and 4,004 on October 31, 2010, 2011 and 2012, respectively, and (v) 14,062 restricted stock units that will vest ratably at a rate of 25% on October 30, 2010, 2011, 2012 and 2013.

(17)	These stock appreciation rights vest ratably at a rate of 25% per year on August 3, 2008, 2009, 2010 and 2011, respectively.
(18)	These stock appreciation rights have vested or will vest with respect to 17,659, 17,659, 17,659 and 17,660 shares on November 2, 2008, 2009, 2010 and 2011, respectively.
(19)

Consists of (i) 4,341 shares of restricted stock that vest on November 28, 2010, (ii) 7,969 restricted stock units that vest with respect to 3,984 and 3,985 shares on November 28, 2010 and 2011, respectively, (iii) 13,345 restricted stock units that vest with respect to 4,448, 4,448 and 4,449 on October 31, 2010, 2011 and 2012, respectively, and (iv) 15,625 restricted stock units that vest ratably at a rate of 25% per year on October 30, 2010, 2011, 2012 and 2013, respectively.

(20)

These stock options have vested or will vest with respect to 1,045 shares on October 27, 2004 and 1,045, 1,045, 1,045, 1,045, 871 and 868 shares on April 2, 2005, 2006, 2007, 2008, 2009 and 2010, respectively.

(21)	This grant of stock appreciation rights has vested or will vest with respect to 26,041, 26,042, 26,041 and 26,042 shares on November 28, 2007, 2008, 2009 and 2010, respectively.

Options Exercised and Stock Vested

The following table sets forth the options which were exercised and the shares of restricted stock which vested for the named executive officers during 2009:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Katzenberg Chief Executive Officer	—	$—	556,713	$11,459,937	(1)

Lewis W. Coleman President and Chief Financial Officer	—	$—	14,281	$464,267	(2)

Ann Daly Chief Operating Officer	—	$—	249,863	$8,044,295	(3)

William Damaschke Co-President of Production and President of Live Theatrical	—	$—	37,976	$1,217,306	(4)

John Batter Co-President of Production	—	$—	24,570	$692,982	(5)

Anne Globe Head of Worldwide Marketing and Consumer Products	—	$—	23,861	$769,256	(6)

(1)	Amount based on 556,713 shares of restricted stock that vested February 18, 2009 at a price of $20.59 per share.
(2)

Amount based on: (i) 7,228 shares of restricted stock that vested on October 30, 2009 at a price of $32.67 per share; and (ii) 7,053 shares of restricted stock that vested on November 30, 2009 at a price of $32.35 per share.

(3)

Amount based on: (i) 233,571 shares of restricted stock that vested on October 27, 2009 at a price of $32.05 per share; (ii) 5,977 restricted stock units that vested on November 2, 2009 at a price of $32.16 per share; (iii) 6,510 shares of restricted stock that vested on November 30, 2009 at a price of $32.35 per share; and (iv) 3,805 shares of restricted stock that vested on December 29, 2009 at a price of $40.58 per share.

(4)

Amount based on: (i) 5,630 restricted share units that vested on August 3, 2009 at a price of $31.45 per share; (ii) 26,786 shares of restricted stock that vested on October 27, 2009 at a price of $32.01 per share; and (iii) 5,560 restricted stock units that vested on October 30, 2009 at a price of $32.67 per share.

(5)

Amount based on: (i) 15,124 shares of restricted stock that vested on January 2, 2009 at a price of $25.74 per share; (ii) 2,853 restricted stock units that vested on August 3, 2009 at a price of $31.45 per share; (iii) 4,003 restricted stock units that vested October 30, 2009 at a price of $32.67 per share; and (iv) 2,590 restricted stock units that vested on November 2, 2009 at a price of $32.16 per share.

(6)

Amount based on: (i) 11,088 shares of restricted stock that vested on October 27, 2009 at a price of $32.05 per share; (ii) 3,985 restricted stock units that vested on November 2, 2009 at a price of $32.16 per share; (iii) 4,340 shares of restricted stock that vested on November 30, 2009 at a price of $32.35 per share, and (iv) 4,448 restricted stock units that vested on October 30, 2009 at a price of $32.67 per share.

In addition to the stock option exercises and restricted stock that vested during 2009 as disclosed in the above table, the following restricted shares of Class A Stock vested after December 31, 2009 but before the date of this Proxy Statement:

•

Mr. Coleman: 82,998 shares of restricted stock vested on February 18, 2010 upon the certification by the Compensation Committee that the relevant performance conditions associated with these shares were satisfied as of December 31, 2009; and

•	Mr. Batter: 15,124 shares of restricted stock with time-based vesting vested on January 4, 2010.

There were no option exercises after December 31, 2009 but before the date of this Proxy Statement.

Estimated Executive Benefits and Payments Upon Termination or Change in Control

The following table reflects the amounts of compensation that would be due to each of our named executive officers (and Ms. Daly) pursuant to their respective employment agreements upon termination for good reason, involuntary termination, termination with cause, a change in control, termination following a change in control and, in the event of incapacity or disability or death of the executive, as if any of such events had occurred on December 31, 2009. For a discussion of the terms of each executive’s employment agreement as in effect on December 31, 2009, please see “Compensation Discussion and Analysis—2009 Compensation Actions—New Employment Agreement with Jeffrey Katzenberg” and “—Executive Employment Agreements.” The amounts shown below are estimates of the payments that each executive officer shown would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event.

Event	Jeffrey Katzenberg		Lewis W. Coleman	Ann Daly	William Damaschke	John Batter	Anne Globe
Termination for Good Reason / Involuntary Termination without Cause:
Cash severance (1)	$4		$6,105,333	$8,971,365	$4,269,774	$2,284,400	$2,586,903
Acceleration of equity awards(2)	61,027,000		6,238,543	22,493,629	6,900,785	5,053,227	4,337,522
Continuation of medical / welfare benefits and perquisites(3)	51,864		97,612	151,365	98,035	96,403	75,644

Total	$61,078,868		$12,441,488	$31,616,359	$11,268,594	$7,434,030	$7,000,069

Involuntary Termination for Cause:
Cash severance(1)	$—		$—	$—	$—	$—	$—
Acceleration of equity awards(2)	—		—	—	—	—	—
Continuation of medical / welfare benefits and perquisites(3)	—		—	—	—	—	—

Total	$—		$—	$—	$—	$—	$—

Incapacity / Disability:
Cash severance(1)	$2		$1,262,000	$1,012,000	$900,000	$750,000	$835,000
Acceleration of equity awards(2)	57,636,611		2,629,366	16,275,189	3,075,497	2,942,291	1,983,833
Continuation of medical / welfare benefits and perquisites(3)	51,864		48,806	37,836	32,671	48,202	37,796

Total	$57,688,477		$3,940,172	$17,325,025	$4,008,168	$3,740,492	$2,856,629

Death:
Cash severance(1)	$1		$1,262,000	$1,012,000	$900,000	$750,000	$835,000
Acceleration of equity awards(2)	57,636,611		2,629,366	16,275,189	3,075,497	2,942,291	1,983,833
Continuation of medical / welfare benefits and perquisites(3)	12,040		—	—	—	—	—

Total	$57,648,652		$3,891,366	$17,287,189	$3,975,497	$3,692,291	$2,818,833

Change in Control and No Termination:
Cash severance(1)	$—		$—	$—	$—	$—	$—
Acceleration of equity awards(2)	—		6,238,543	22,493,629	6,900,785	5,053,227	4,337,522
Continuation of medical / welfare benefits and perquisites(3)	—		—	—	—	—	—
Excise tax gross-up(4)	—		2,843,958	10,533,177	—	—	—

Total	$—		$9,082,501	$33,026,806	$6,900,785	$5,053,227	$4,337,522

Change in Control and Involuntary Termination or Termination for Good Reason:
Cash severance(1)	$4		$6,105,333	$8,971,365	$4,269,774	$2,284,400	$2,586,903
Acceleration of equity awards(2)	46,372,883	(5)	6,238,543	22,493,629	6,900,785	5,053,227	4,337,522
Continuation of medical / welfare benefits and perquisites(3)	51,864		97,612	151,365	98,035	96,403	75,644
Excise tax gross-up(4)	—		6,466,116	15,860,319	3,077,181	1,618,707	1,743,954

Total	$46,424,751		$18,907,604	$47,476,678	$14,345,775	$9,052,737	$8,744,023

(1)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses, vacation or interest on payments (if any) delayed as a result of Section 409A of the Internal Revenue Code.

(2)

Calculated using the fair market value of unvested restricted stock and the in-the-money value of unvested options and SARs as of December 31, 2009. Where applicable for awards with performance-based vesting conditions, the amounts shown have been estimated based upon the Company’s stock price as of December 31, 2009, results through December 31, 2009 and currently anticipated results through the remainder of the applicable performance period.

(3)

For the executive officers in the table, the amounts shown consist of, for the period specified in each executive’s employment agreement (i) the continued provision of the perquisites (if any) listed in the “All Other Compensation” Table (other than personal, spousal or guest travel, legal services and tax reimbursements) at 2009 levels and (ii) the continued provision of health and welfare benefits. With respect to continued health and welfare benefits, the amounts shown (i) have been calculated based upon the Company’s current actual costs of providing the benefits and (ii) have not been discounted for the time value of money. The current annual cost of providing health and welfare benefits to each of our eligible executive officers is as follows: Jeffrey Katzenberg—$12,040; Lewis Coleman—$ 15,771; Ann Daly—$ 15,771; William Damaschke—$15,771; John Batter—$21,302; and Anne Globe—$3,731.

(4)

These estimates are based on a number of assumptions. Facts and circumstances at the time of any change-in-control transaction and termination thereafter as well as changes in the applicable executive officer’s compensation history preceding such a transaction could materially affect whether and to what extent the excise tax will be imposed and therefore the amount of any potential tax gross-up payments. For purposes of performing these calculations, we have assumed that each person is subject to the maximum federal and state income tax rates.

(5)

Jeffrey Katzenberg is not entitled to excise tax gross-up payments; instead, his contract provides for a “best net” approach, whereby the payment is limited to the threshold amount under Section 280G of the Internal Revenue Code if the net benefit to Mr. Katzenberg would otherwise be greater than receiving the full value and paying the excise tax. The estimated value for the acceleration of equity awards has been reduced by the amount of excise tax that would otherwise be incurred by Mr. Katzenberg, which would be $14,654,117.

Since each named executive officer’s employment agreement generally provides for the continuation of salary and benefits until the end of the original employment period, payments for cash severance and continued benefits and perquisites will generally be made ratably over the remaining period of an executive’s employment agreement (subject to any delays required pursuant to Section 409A of the Internal Revenue Code). Depending upon the termination event, equity awards will be accelerated either upon termination or upon the completion of the performance period provided for in the original equity grant. Any excise tax gross-up payments will be made when such excise tax payments become due.

Each of Mr. Katzenberg’s, Mr. Coleman’s and Ms. Daly’s employment agreement provides for some form of additional vesting of previously granted equity-based compensation awards under certain conditions following expiration of the original term of the employment agreement. For a discussion of Mr. Katzenberg’s employment agreement, please see the section entitled “Compensation Discussion and Analysis—2009 Compensation Actions—New Employment Agreement with Jeffrey Katzenberg.” Under Mr. Coleman’s employment agreement, he will not be required to perform any additional services for the awards granted to him to become fully vested, exercisable and nonforfeitable, provided that any such awards will continue to be subject to the achievement of any applicable performance goals. All options, stock appreciation rights and other similar awards will remain exercisable for the remaining original term of the grant. For Ms. Daly, she will be entitled to all equity-based compensation that has vested and, if she retires from the Company, her equity-based compensation that has not vested will become vested, provided that any such compensation will continue to be subject to the achievement of any applicable performance goals. All options and other similar awards will remain exercisable for the remaining original term of the grant. Ms. Daly will be considered to have retired from the Company if her employment with the Company terminates within 30 days following the end of the term of her employment agreement and, as of such date, she is 55 years old and the sum of her age and years of service with the Company is at least 70. Ms. Daly’s service with the Company began on July 7, 1997. Further, in the event that an employment agreement between the Company and Jeffrey Katzenberg provides for vesting of Mr. Katzenberg’s equity-based compensation awards in connection with the expiration of such agreement on terms that are more favorable than provided in Ms. Daly’s employment agreement, she will generally be entitled to be treated similarly. If Ms. Daly does not retire following the end of the term of her employment agreement, her outstanding equity-based compensation awards will continue to vest during her continued employment in accordance with their terms and any new employment agreement between Ms. Daly and the Company. For each of our executive officers mentioned in this paragraph, if his or her employment agreement had expired as of December 31, 2009, the provisions described in this paragraph would have resulted in the following benefits (based, among other things, on the closing stock price as of December 31, 2009:

J. Katzenberg	L. Coleman	A. Daly
$61,027,000	$6,238,543	$22,493,629

Executive Employment Agreements

We have entered into an employment agreement with each of our named executive officers. The principal terms of Mr. Katzenberg’s employment agreement are described in the section entitled “Compensation Discussion and Analysis—2009 Compensation Action—New Employment Agreement with Jeffrey Katzenberg.” The principal terms of the employment agreements with our other named executive officers (and Ms. Daly), as in effect on December 31, 2009, are described below.

The agreements with Mr. Coleman, Ms. Daly, Mr. Damaschke, Ms. Globe and Mr. Batter terminate on December 31, 2011, December 31, 2013, December 31, 2012, January 1, 2012 and December 31, 2011, respectively. In addition to the compensation described in the Summary Compensation Table, executive officers are entitled to business expense reimbursement and to participate in the Company’s benefit plans.

The employment agreements provide that we may terminate the executive officer’s employment with or without cause and the executive officer may terminate his or her employment for good reason, subject to the Company’s 90-day cure period. For purposes of these executives’ employment agreements, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	diminution in title or reporting obligation (or, in the case of Ms. Daly, duties); or

•	the Company requiring that the executive’s principal place of business be anywhere other than the Los Angeles area; and

•

in the case of Mr. Damaschke, failure to be the Company’s most senior creative executive (other than the Company’s Chief Executive Officer or Chief Operating Officer) with respect to feature animation and live theatrical projects, in the case of Ms. Globe, failure to be the Company’s most senior marketing executive, in the case of Mr. Batter, failure to be the Company’s most senior production operations executive (other than the Company’s Chief Executive Officer or Chief Operating Officer) and, in the case of Mr. Coleman, not remaining a member of the Board of Directors by reason of action or inaction of the Board of Directors.

If we terminate employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, we will generally continue his or her base salary and benefits until the expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses that have been previously paid until the expiration of the employment agreement term. In addition, all equity-based compensation held by the executive officer will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. In addition, in connection with such termination, Mr. Coleman’s employment agreement provides that his base salary will be deemed to have been increased by $500,000. In the case of Ms. Daly, her base salary will be deemed to have increased by $500,000 for each year during her salary continuation period after January 1, 2011 and for which she has not received a corresponding equity grant in lieu of salary.

If the executive officer’s employment is terminated for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation (including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and certain other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. After termination of employment, the exercisability or settlement of equity awards subject to the grants will be determined promptly (or, in the instance of grants having performance-based vesting criteria, after the end of the performance period specified in each grant as if the executive had continued to remain employed throughout the performance period). The executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time he or she was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals), and the executive officer will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

After the end of the term of Mr. Coleman’s employment agreement, all outstanding awards to Mr. Coleman that are subject to time-based vesting criteria will immediately become fully vested and all awards that are subject to performance-based vesting criteria will continue to vest, provided that performance goals are achieved at the end of the performance period. Following the end of the term of Ms. Daly’s employment agreement (provided her employment has not already terminated), her agreement provides that Ms. Daly will be entitled to all equity-based compensation that has vested and, if she retires from the Company, her equity-based compensation that has not vested will become vested, provided that any such compensation will continue to be subject to the achievement of any applicable performance goals. All options and other similar awards will remain exercisable for the remaining original term of the grant. Ms. Daly will be considered to have retired from the Company if her employment with the Company terminates within 30 days following the end of the term of the employment agreement and, as of such date, she is 55 years old and the sum of her age and years of service with the Company is at least 70. In the event that an employment agreement between the Company and Jeffrey Katzenberg provides for vesting of Mr. Katzenberg’s equity-based compensation awards in connection with the expiration of such agreement on terms that are more favorable than provided in Ms. Daly’s employment agreement, she will generally be entitled to be treated similarly. If Ms. Daly does not retire following the end of the term of her current employment agreement, her outstanding equity-based compensation awards will continue to vest during her continued employment in accordance with their terms and any new employment agreement between Ms. Daly and the Company. See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.”

Pursuant to the employment agreements with Mr. Coleman and Ms. Daly during, outstanding equity-based compensation will not accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) in connection with a change in control unless either (i) the successor company refuses to assume the executive’s awards or substitute equivalent awards or (ii) within the one-year period following the change in control, the executive’s employment is involuntarily terminated by the successor company without cause or the executive voluntarily terminates employment for good reason. Such accelerated awards will remain exercisable for the remainder of the term of the grant. However, since both Mr. Coleman and Ms. Daly’s new employment agreements provide that they are entitled to receive the benefit of more favorable vesting if any of our other executive officers is entitled to more favorable vesting and certain executive officers are currently entitled to immediate vesting upon a change in control, as of the date of this Proxy Statement, Mr. Coleman and Ms. Daly would be entitled to immediate vesting upon a change in control. For Ms. Globe, if we undergo a change in control, all equity-based compensation held by her will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant. If we undergo a change in control, all equity-based compensation held by Mr. Damaschke and Mr. Batter that was granted after July 25, 2007 will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and remain exercisable for the remainder of the term of the grant.

Mr. Coleman’s and Ms. Daly’s employment agreements prior to 2008 provided that in the event that the executive became subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the executive would be entitled to a gross-up payment to make him or her whole for the excise tax. The Compensation Committee decided to make changes in Mr. Coleman and Ms. Daly’s new employment agreements signed in 2008 to address existing best practices relating to the gross-up for excise taxes on “excess parachute payments.” Pursuant to the new employment agreements, Mr. Coleman and Ms. Daly will not be entitled to an excise tax gross-up unless the amount of the “parachute payments” that the relevant executive is entitled to receive exceeds the safe harbor limit under Section 280G of the Internal Revenue Code by more than 10%. Any amounts below that 10% limit would be reduced so that no excise tax would be incurred. However, since Mr. Coleman and Ms. Daly’s new employment agreements also provide that they will be entitled to more favorable gross-up provisions if any of our other executive officers is entitled to such more favorable gross-up, and certain executive officers (including Mr. Damaschke, Ms. Globe and Mr. Batter) are currently entitled to full gross-ups, as of the date of this Proxy Statement, Mr. Coleman and Ms. Daly would also be entitled to full gross-ups.

We have agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to the Company or any affiliate.

In addition, Mr. Coleman, Mr. Damaschke, Ms. Globe and Mr. Batter have each agreed to non-solicitation provisions in their respective agreements for one year following employment and Ms. Daly has agreed to non-solicitation provisions in her agreement for two years following employment and to non-competition provisions for one year following employment. Each executive officer agreed to confidentiality provisions in his or her agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board of Directors has adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $100,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action. In reviewing any related party transaction, the Audit Committee will take into account any factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board of Directors or Audit Committee may refer the evaluation of any related party transaction to the Company’s independent directors (or a special committee comprised of independent directors). No director will participate in any discussion or approval of any transaction in which the director is an interested party. With the exception of the transactions described under “Use of Private Aircraft” “License Agreement with Entity Controlled by Steven Spielberg” and “Services to and from Entities Controlled by Steven Spielberg,” the related-party transactions discussed below were entered into before adoption of such written policy.

Use of Private Aircraft

Under our executive travel policy, certain of our executive officers may use private aircraft when traveling on Company business. Certain of our executive officers either partially own private aircraft or have access to them through charter arrangements. We make payments to these executive officers for the cost of using private aircraft while traveling on Company business. We do not pay or reimburse for our executive officers’ personal travel.

In June 2008, we entered into an aircraft sublease agreement (which was subsequently amended and restated in April 2009) with an entity controlled by Mr. Katzenberg for use of an aircraft that such entity leases from the aircraft owner, a company jointly owned indirectly by Mr. Katzenberg and Steven Spielberg. Under this sublease, the Company pays all aircraft operating expenses on Mr. Katzenberg’s Company-related flights. In addition, in the event that Mr. Katzenberg uses this aircraft for Company-related travel more than a specified number of hours (as of March 2010, this number is 34 hours) in any year, the Company pays the subleasing entity a specified hourly rate (depending on the number of passengers traveling on Company business), less the fuel expense and flight attendant costs for those flight hours. The Company paid or reimbursed Mr. Katzenberg an aggregate of approximately $2.4 million under the sublease arrangement for flights occurring in 2009.

In October 2008, the Company entered into a time sharing agreement for use of an aircraft that is owned indirectly by Steven Spielberg. Under this agreement, if one of the Company’s executives uses the aircraft for Company business, the Company pays an hourly rate equal to two times the fuel cost, plus certain enumerated expenses such as landing fees, crew travel costs and catering. The Company paid an aggregate of approximately $697,000 under this agreement for flights occurring in 2009. Beginning in 2010, the aircraft is allowed to operate as a standard charter service. As a result, the Company’s use of this aircraft is now expected to be pursuant to a customary charter arrangement, under which the Company will pay an hourly rate as well as certain additional charges, such as crew expenses, catering and landing fees.

License Agreement with Entities Controlled by Steven Spielberg

In August 2009, the Company entered into a License Agreement (the “Spielberg License Agreement”) with a number of entities owned and controlled by Steven Spielberg. Under the Spielberg License Agreement, the Company has granted the entities the exclusive right to use the DreamWorks name and trademark in connection with live-action films and television intended for adult audiences and a nonexclusive right for live-action films intended for family audiences. The Spielberg License Agreement has a term of the earlier of six years or 30 films produced by the entities, although the Company is permitted to terminate the agreement at any time after four years. As part of the Spielberg License Agreement, Mr. Spielberg has agreed that any feature animation projects developed by him will be exclusively offered under the DreamWorks Animation name. The license has been granted on a royalty-free basis to the entities. Among other provisions, the Spielberg License Agreement contains restrictions on the release of films by these entities using the DreamWorks name on the same date as, or near, the release of a DreamWorks Animation film.

Services to and from Entities Controlled by Steven Spielberg

During 2009, the Company provided certain services to entities controlled by Steven Spielberg. These services included certain telecommunications services. In addition, the Company received casting and other services from entities controlled by Steven Spielberg during 2009. The Company paid approximately $270,000 for the services provided during 2009 and billed approximately $119,000 for the services the Company provided to these entities during 2009. The Company currently expects that it will enter into a formal services agreement (which will be reviewed and approved as described under “Related Party Transaction Policy”) covering these services and any other services that may be provided between the Company and these entities.

Management Consulting Agreement with David Geffen

DreamWorks Animation previously entered into a consulting agreement with David Geffen, pursuant to which Mr. Geffen provided consulting services to DreamWorks Animation with respect to its operations, overall direction and projects. He was paid $1 annually for these services and was entitled to be reimbursed for reasonable travel and other expenses incurred in the performance of his duties as are customarily reimbursed for executives in DreamWorks Animation’s industry. The term of the agreement expired on October 8, 2009.

Agreements Between DreamWorks Studios and DreamWorks Animation

Prior to October 27, 2004 (the “Separation Date”), we operated as a business division of DreamWorks LLC (“DreamWorks Studios”). On the Separation Date, we entered into a separation agreement (the “Separation Agreement”) for the purpose of establishing us as a separate stand-alone entity (the “Separation”). We also entered into a number of other agreement with DreamWorks Studios establishing the terms of our relationships with DreamWorks Studios.

In January 2006, in connection with the acquisition of DreamWorks Studios by Viacom Inc. and certain of its affiliates (“Viacom”) (including Paramount Pictures and its affiliated entities (“Paramount”)), certain agreements and relationships between DreamWorks Animation and DreamWorks Studios were amended, modified or terminated. In general, these amendments, modifications or terminations were effective for periods beginning after January 31, 2006. Where applicable, such changes are noted in the following related-party transaction descriptions.

Separation Agreement

The Separation Agreement sets forth the agreements among DreamWorks Animation, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing DreamWorks Animation’s relationship with DreamWorks Studios.

The Separation. To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets, free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C., among other things:

•	its animated theatrical films and direct-to-video films (excluding any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films; and

•	its 99% interest in DreamWorks Post-Production LLC, an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004, as well certain other indebtedness.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification. The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and DreamWorks Animation, and its respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of the IPO.

DreamWorks Animation also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•

DreamWorks Animation’s failure or the failure of any of its affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by DreamWorks Animation or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to the IPO or necessary to make the statements in the registration statement or the prospectus relating to the IPO not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document DreamWorks Animation filed with the SEC or otherwise used in connection with the IPO, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend DreamWorks Animation, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Vulcan Stockholder Agreement

DreamWorks Animation has entered into a stockholder agreement with DWA Escrow LLLP (“Holdco”), M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DWI II, Jeffrey Katzenberg, David Geffen and Paul Allen. The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B Stock and standstill arrangements.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding Class B Stock into Class A Stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of DreamWorks Animation’s outstanding Common Stock. The Company was previously informed that Paul Allen and entities controlled by him ceased to own any shares of DreamWorks Animation Stock prior to December 31, 2008.

Corporate Governance

The Vulcan stockholder agreement provides that the Board of Directors shall consist of a number of directors determined in accordance with DreamWorks Animation’s restated certificate of incorporation and shall be composed of:

•	DreamWorks Animation’s Chief Executive Officer;

•

one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B Stock (while Jeffrey Katzenberg is DreamWorks Animation’s Chief Executive Officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B Stock; and

•

such number of individuals selected by the Nominating and Governance Committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in DreamWorks Animation’s restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg or David Geffen so direct, then other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their Common Stock to remove any director. In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their Common Stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (but in accordance with the board composition requirements set forth above).

Agreement to Convert

The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B Stock is less than 50% of the number of shares of Class B Stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B Stock pledged to secure DreamWorks Studios’ revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B stockholder group controlled by Jeffrey Katzenberg or the Class B stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B Stock held by such group immediately after the final allocation of shares by Holdco, such Class B stockholder will be permitted to transfer its remaining shares of Class B Stock to any other Class B stockholder that continues to hold at least 50% of the number of shares of Class B Stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Right of First Offer.” Following compliance with the right of first offer procedures, such Class B stockholder will immediately convert all of its remaining shares of Class B Stock into Class A Stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B Stock, as described below.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

•

transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B Stock (or shares of Class A Stock into which such shares of Class B Stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers upon foreclosure with respect to of any Common Stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A Stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B Stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

•

transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate-planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•

transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving DreamWorks Animation or any of its subsidiaries which is recommended by the Board of Directors at the time it is entered into, which is available to all holders of DreamWorks Animation’s Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock;

•	the pledge of Common Stock to the lenders under DreamWorks Studios’ revolving credit facility; and

•

transfers pursuant to a bona fide third-party tender offer or exchange offer which is recommended by the Board of Directors or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B Stock at such time), which is made to all holders of Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock; or

•	convert any shares of Class B Stock beneficially owned by such party into shares of Class A Stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B Stock or transfer any Common Stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of Common Stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer Common Stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers. Each party to the Class B stockholder agreement is entitled to make one or more transfers of less than 5,000 shares of Class A Stock; provided that with respect to any party, the aggregate number of shares of Class A Stock transferred pursuant to such “de minimis transfers” during any three-month period may not exceed 25,000.

Right of First Offer. Generally, any transfer or conversion of Class B Stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B Stock under DreamWorks Animation’s restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the Common Stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B Stock, the transferring stockholder is free to transfer the offered Class B Stock in the form of Class A Stock or to convert the Class B Stock, as applicable.

Special Call Right. Any conversion of Class B Stock into Class A Stock under DreamWorks Animation’s restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B Stock (including any such conversion of Class B Stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B Stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B Stock will have five days to exercise their right to purchase all or a portion of such shares of Class A Stock at the current market price. If such remaining holders of Class B Stock exercise their special call right, the purchased shares of Class A Stock will automatically convert back into shares of Class B Stock upon their transfer (within a specified period) to such remaining holders of Class B Stock.

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B Stock have been converted to Class A Stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B Stock in accordance with the terms of the Class B stockholder agreement.

Registration Rights Agreement

Demand Registration Rights. The registration rights agreement provides that DreamWorks Animation can be required to effect registrations of Class A Stock upon the request of entities controlled by Steven Spielberg, Jeffrey Katzenberg or David Geffen.

DreamWorks Animation is required to pay the registration expenses in connection with each demand registration. DreamWorks Animation may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if it has effected a registration within the preceding six months. If DreamWorks Animation furnishes to the stockholder requesting a demand registration a board resolution stating that in the good-faith judgment of the Board of Directors it would be significantly disadvantageous to DreamWorks Animation for a registration statement to be filed or maintained effective, DreamWorks Animation is entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by DreamWorks Animation to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

Piggyback Registration Rights. In addition to its obligations with respect to demand registrations, if DreamWorks Animation proposes to register any of its securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by DreamWorks Animation of another entity or (4) pursuant to a demand registration, DreamWorks Animation will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by DreamWorks Animation. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to DreamWorks Animation and then pro rata to the piggybacking holders.

Holdback Agreements. If any registration of Class A Stock is in connection with an underwritten public offering, each holder of unregistered Class A Stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A Stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). DreamWorks Animation will enter into a similar agreement, except that it will be permitted to effect a sale or distribution of Class A Stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of DreamWorks Animation’s tangible and intangible assets (the “Tax Basis Increase”). The Tax Basis Increase is expected to reduce the amount of tax that the Company may pay in the future to the extent we generate taxable income in sufficient amounts in the future. We are obligated to remit to Paul Allen’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to the Company. At the time of the Separation, the Tax Basis Increase was $1.61 billion, resulting in a potential tax benefit to the Company of approximately $595.0 million, that is expected to be realized over 15 years if we generate sufficient taxable income.

The Company recognized $79.4 million in net tax benefits as of December 31, 2009 based on 2009 estimated taxable income and an evaluation of the amount of future tax benefits expected to be realized from the Tax Basis Increase. As discussed above, the Company is obligated to remit to the stockholder’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits. The Company also made a $28.5 million cash payment to the stockholder’s affiliate in 2009 related to tax benefits realized in 2008 from the Tax Basis Increase. Accordingly, the Company has recorded a liability to the stockholder’s affiliate of $67.5 million as of December 31, 2009. To the extent that the Company does not realize all of these tax benefits in future years, this liability to the stockholder’s affiliate may be reduced. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, DreamWorks Animation expects that, as a result of the size of the increase in the tax basis in its tangible and intangible assets, during the approximately 15-year average amortization period for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

Share Withholding Arrangement

In connection with the Separation, DreamWorks Animation converted equity-based awards in DreamWorks Studios held by its and DreamWorks Studios’ employees into equity-based awards in Class A Stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise or settle their equity-based awards and receive shares of Class A Stock. Pursuant to the Separation Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request DreamWorks Animation to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, DreamWorks Animation and DreamWorks Studios entered into an agreement whereby DreamWorks Animation has agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees who elect to have shares withheld by DreamWorks Animation to satisfy their tax obligations.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving DreamWorks Animation’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by DreamWorks Animation’s independent registered public accountants and reviewing their reports regarding DreamWorks Animation’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. DreamWorks Animation’s management is responsible for preparing DreamWorks Animation’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by DreamWorks Animation’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that DreamWorks Animation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the accountant’s communications with the Audit Committee concerning independence, and has discussed with such accountants their independence. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with DreamWorks Animation’s independent registered public accountants, with and without management present, their evaluations of DreamWorks Animation’s internal accounting controls and the overall quality of DreamWorks Animation’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

THE AUDIT COMMITTEE

Judson Green, Chairman

Harry “Skip” Brittenham

Michael Montgomery

OTHER MATTERS

DreamWorks Animation knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

THE BOARD OF DIRECTORS

Glendale, California

March 23, 2010

DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2009 is being mailed with this Proxy Statement. DreamWorks Animation will provide copies of the Annual Report on Form 10-K and, for a reasonable fee per page, all exhibits to the Annual Report on Form 10-K to any stockholder requesting them. Stockholders may make such request in writing to DreamWorks Animation at 1000 Flower Street, Glendale, California 91201, Attention: Corporate Secretary. The request must include a representation by the stockholder that, as of March 23, 2010, the stockholder was entitled to vote at the Annual Meeting.

EXHIBIT A

DREAMWORKS ANIMATION SKG, INC.

2010 EMPLOYEE STOCK PURCHASE PLAN

I.	PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of DreamWorks Animation SKG, Inc., a Delaware corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.	STOCK SUBJECT TO PLAN

A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to Eight Hundred Thousand (800,000) shares.

B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant during any offering period and on any one Purchase Date during that offering period, (iii) the maximum number and class of securities purchasable in total by all Participants under the Plan on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and such adjustments shall be final, binding and conclusive.

IV.	OFFERING PERIODS

A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B. Each offering period shall be of the duration (not to exceed twenty-four (24) months) specified by the Plan Administrator prior to the start of that offering period. Unless otherwise specified by the Plan Administrator prior to the start of the applicable offering period, offering periods shall commence on the first business day of May and the first business day of November each year. The initial offering period under the Plan shall commence on the date specified by the Plan Administrator following stockholder approval of the Plan at the 2010 Annual Meeting of the Stockholders.

C. The terms and conditions of each offering period may vary, and two or more offerings periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by the Corporation (or any subsidiary of the

Corporation) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any offering period contravene the express limitations and restrictions of the Plan, and the participants in each separate offering period shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

D. Each offering period shall be comprised of one or more successive Purchase Intervals, as determined by the Plan Administrator prior to the start of the applicable offering period. Purchase Intervals shall run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April in the following year, unless the Plan Administrator designates different Purchase Intervals for a particular offering period prior to the start of that offering period.

E. Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period with one or more remaining Purchase Intervals be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then the individuals participating in that offering period shall, immediately after the purchase of shares of Common Stock on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the offering period commencing on the next business day following such Purchase Date, provided and only if the Fair Market Value per share of Common Stock on the start date of that new offering period is lower than the Fair Market Value per share of Common Stock on the start date of the offering period in which they were currently enrolled.

V.	ELIGIBILITY

A. Each individual who is an Eligible Employee on the start date of an offering period under the Plan may enter that offering period only on such start date. However, an Eligible Employee may participate in only one offering period at a time. In addition, the Plan Administrator may exclude from participation in one or more offering periods any Highly Compensated Employee who is on the start date of the applicable offering period an executive officer of the Corporation subject to the reporting and short-swing trading restrictions of Section 16 of the 1934 Act. Individuals who are otherwise Eligible Employees but subject to a collective bargaining agreement with a Participating Employer shall be eligible to participate in the Plan to the extent the collective bargaining unit of which they are members allows such participation.

B. The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

C. Each corporation that becomes a Corporate Affiliate after the Effective Date shall automatically become a Participating Corporation effective as of the start date of the first offering date coincident with or next following the date on which it becomes such an affiliate, unless the Plan Administrator determines otherwise prior to the start date of that offering period.

D. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization or other authorized form of contribution allowable for that offering period) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

VI.	PAYROLL DEDUCTIONS

A. For each offering period, the Plan Administrator may allow contributions to the Plan to be effected in the form of periodic payroll deductions or one or more other forms specified by the Plan Administrator prior to the start date of the applicable offering period. However, all contributions, whether in the form of payroll deductions or other mode, shall be made solely on the basis of either the Participant’s Base Salary or the Participant’s Cash Earnings for the offering period, with the applicable contribution base to be determined by the

Plan Administrator prior to the start of the applicable offering period. However, for any Participant who is compensated on an hourly basis, the contribution base shall be the Hourly Compensation paid to that Participant on each pay day within the offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period:

(i) Participant contributions for each offering period shall be solely in the form of payroll deductions, and

(ii) the payroll deductions that each Participant may authorize for purposes of acquiring shares of Common Stock during an offering period may be in any multiple of one percent (1%) of the Base Salary, Cash Earnings or Hourly Compensation (whichever is the applicable contribution base for that Participant for the offering period) paid to that Participant during each Purchase Interval within such offering period, up to a maximum of fifteen percent (15%), unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable offering period.

B. The rate of payroll deduction or other permitted form of contribution so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i) The Participant may, at any time during the offering period, reduce the rate of his or her payroll deduction or other permitted form of contribution to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii) The Participant may, at any time during the offering period, increase the rate of his or her payroll deduction or other permitted form of contribution (up to the maximum percentage limit for that offering period) to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such increase per Purchase Interval.

(iii) The Participant may at any time reduce his or her rate of payroll deduction under the Plan or other form of permitted contribution to 0%. Such reduction shall become effective as soon as administratively practicable following the filing of the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions or other permitted contribution for the Purchase Interval in which such reduction occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date.

C. Payroll deductions shall begin on the first pay day administratively feasible following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. To the extent the Plan Administrator authorizes other forms of contributions for an offering period, those permitted contributions shall be collected in the manner specified by the Plan Administrator for that offering period. The payroll deductions or other permitted forms of contribution so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account, unless otherwise required by the terms of that offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period, the amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for any corporate purpose.

D. Payroll deductions or other permitted form of contribution shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

E. The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.	PURCHASE RIGHTS

A. Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period. Unless the Plan Administrator determines otherwise prior to the start date of the applicable offering period and subject to the limitations of Article VIII below, each purchase right granted for an offering period shall provide the Participant with the right to purchase up to 500 shares of Common Stock on each Purchase Date within that offering period for a maximum of 2,000 shares of Common Stock for an offering period with a duration of twenty-four (24) months. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions or other contributions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions or other permissible form of contribution for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period will be established by the Plan Administrator prior to the start of that offering period, but in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions or other permitted form of contribution during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 500 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date shall not exceed 250,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant (and the corresponding maximum number of shares purchasable per Participant for that offering period) and in total by all Participants on each Purchase Date within that offering period.

E. Excess Payroll Deductions/Contributions. Any payroll deductions or other permitted form of contribution not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions or other permitted form of contribution not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in the aggregate on the Purchase Date shall be promptly refunded.

F. Suspension of Payroll Deductions/Contributions. In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions or other form of contribution permitted for that offering period shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions or contributions shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and payroll deductions or other permitted form of contribution shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.

G. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i) A Participant may withdraw from the offering period in which he or she is enrolled by filing the appropriate form with the Plan Administrator (or its designate) at any time prior to the next scheduled Purchase Date in that offering period, and no further payroll deductions or other permitted form of contribution shall be collected from the Participant with respect to the offering period. Any payroll deductions or other permitted contributions collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions or other permitted form of contribution collected with respect to the Purchase Interval in which such withdrawal occurs shall be refunded as soon as possible.

(ii) The Participant’s withdrawal from the offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

(iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions or other permitted contributions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions or other permitted contributions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions or other permitted form of contribution be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions or other permitted form of contribution under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

H. Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions or other permitted contributions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at the purchase price per share in effect for that Purchase Internal pursuant to the Purchase Price provisions of Paragraph C of this Article VII. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants.

The Corporation shall use reasonable efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

I. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions or other permitted form of contribution of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

J. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

K. Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.	ACCRUAL LIMITATIONS

A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions or other permitted form of contribution which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D. In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective for the offering period commencing on the Effective Date; provided, however, that (i) no purchase rights shall be granted under the Plan unless the Plan is approved by the Corporation’s stockholders at the 2010 Annual Meeting of Stockholders and (ii) no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in October 2020, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions or other forms of contribution shall be collected, under the Plan following such termination.

X.	AMENDMENT OF THE PLAN

A. The Board may alter or amend the Plan at any time to become effective as of the start date of the next offering period thereafter under the Plan. In addition, the Board may suspend or terminate the Plan at any time to become effective immediately following the close of any subsequent Purchase Interval.

B. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization or (ii) modify the eligibility requirements for participation in the Plan.

XI.	GENERAL PROVISIONS

A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

Schedule A

Corporations Participating in

the 2010 Employee Stock Purchase Plan

DreamWorks Animation SKG, Inc.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan. Base Salary shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate.

B. Board shall mean the Corporation’s Board of Directors.

C. Cash Earnings shall mean (i) the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan and (ii) any overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments received during such period. Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. Cash Earnings shall not include any contributions made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings).

D. Change in Control shall (a) have the meaning set forth in the agreement evidencing the Participant’s stock purchase right under the Plan; provided, however, that except in the case of a transaction described in subparagraph (iii) below, any definition of Change of Control set forth in such agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change in control of the Corporation, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Corporation or (b), if there is no definition set forth in the agreement evidencing the stock purchase right, mean the occurrence of any of the following events:

(i) during any period of 14 consecutive calendar months, individuals who were members of the Board on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Board member subsequent to the first day of such period whose election, or nomination for election, by the Corporation’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of Board members or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the 1934 Act) (each, a “Person”), in each case other than the management of the Corporation, the Board or the holders of the Corporation’s Class B common stock, $0.01 par value;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Corporation or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Corporation to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Corporation’s stockholders under the law of the Corporation’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Corporation in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the 1934 Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all the Corporation’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Corporation), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) David Geffen) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least 50% of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the 1934 Act) (other than (A) the Corporation, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Company Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of the Company Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Corporation, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an Affiliate.

Solely for purposes of such Change in Control definition, the term “Affiliate” shall mean (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Corporation and/or (b) any entity in which the Corporation has a significant equity interest, in either case as determined by the Compensation Committee of the Board.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Common Stock shall mean the Corporation’s Class A common stock.

G. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

H. Corporation shall mean DreamWorks Animation SKG, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of DreamWorks Animation SKG, Inc., which shall assume the Plan.

I. Effective Date shall mean the date specified by the Plan Administrator as the start date of the initial offering period under the Plan. Any Corporate Affiliate that becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

J. Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings that are considered wages under Code Section 3401(a). Eligible Employees shall also include any individuals employed by a Participating Corporation on such basis who are subject to a collective bargaining agreement with that Participating Corporation to the extent the collective bargaining unit of which they are members allows such individuals to participate in the Plan for one or more offering periods. The Plan Administrator may, prior to the start of the applicable offering period, waive one or both of the twenty (20) hour and five (5) month service requirements for all the employees eligible to participate in that offering period.

K. Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Date.

L. Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) on date on question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M. Highly Compensated Employee shall mean an otherwise Eligible Employee who is also, on the applicable determination date, a highly compensated employee within the meaning of Section 414(q) of the Code.

N. Hourly Compensation shall mean for each pay day within any Purchase Interval in which an individual paid on a hourly basis participates in the Plan, the dollar amount obtained by multiplying the basic hourly rate of compensation in effect for such individual by the number of straight-time hours worked or otherwise credited to him or her during the payroll period ending with that pay day. Hourly Compensation shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Hourly Compensation shall not, for any offering period in which salaried employee participate on the basis of Base Salary, include (i) any overtime payments, shift differentials, bonuses or other incentive-type payments received during the Participant’s period of participation or (ii) any contributions made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from his or her Hourly Compensation), but Hourly Compensation shall include such clause (i) payments and amounts for any offering period in which salaried employees participate on the basis of Cash Earnings.

O. 1933 Act shall mean the Securities Act of 1933, as amended.

P. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Q. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

R. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in attached Schedule A.

S. Plan shall mean the DreamWorks Animation SKG, Inc. 2010 Employee Stock Purchase Plan, as set forth in this document.

T. Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

U. Purchase Date shall mean the last business day of each Purchase Interval.

V. Purchase Interval shall mean each successive six (6-)-month interval within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant; provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, designate a different duration for the Purchase Intervals within that offering period.

W. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

The form of proxy card on the following page will be distributed to all holders of record (as of the record date) of the Company’s Class A Common Stock and Class B Common Stock, voting together as a single class, with respect to (i) the election of 10 directors to serve for the ensuing year or until their successors are duly elected and qualified; (ii) the adoption of the 2010 Employee Stock Purchase Plan; and (iii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/dwa Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment
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▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED,

WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3.

Please mark your votes as indicated in this example	☒

The Board of Directors recommends that you vote for all nominees and “FOR” Proposal Numbers 2 and 3.

	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT			FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐
01 Jeffrey Katzenberg 02 Roger A. Enrico 03 Lewis Coleman 04 Harry Brittenham 05 Thomas Freston	06 Judson C. Green 07 Mellody Hobson 08 Michael Montgomery
	09 Nathan Myhrvold 10 Richard Sherman					FOR	AGAINST	ABSTAIN
				3.	PROPOSAL TO APPROVE THE ADOPTION OF THE 2010 EMPLOYEE STOCK PURCHASE PLAN.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box above and write that nominee’s name in the space provided below.)

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your DreamWorks Animation SKG, Inc. account online.

Access your DreamWorks Animation SKG, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for DreamWorks Animation SKG, Inc., now makes it easy and convenient to get current information on your shareholder account.

—	View account status	—	View payment history for dividends
—	View certificate history	—	Make address changes
—	View book-entry information	—	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the DreamWorks Animation SKG, Inc. 2010 Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.proxyvoting.com/dwa

▼ FOLD AND DETACH HERE ▼

PROXY

DREAMWORKS ANIMATION SKG, INC.

Annual Meeting of Stockholders – May 12, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jeffrey Katzenberg and Andrew Chang, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of DreamWorks Animation SKG, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held May 12, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

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